                                CREDIT AGREEMENT


                                  $200,000,000


                                      among


                            FIELDCREST CANNON, INC.,

                                       and

                        CERTAIN OF ITS U.S. SUBSIDIARIES,

                                  as Borrowers,

                       EACH OF THE FINANCIAL INSTITUTIONS
                          INITIALLY A SIGNATORY HERETO,
                          TOGETHER WITH THOSE ASSIGNEES
                        PURSUANT TO SECTION 14.6 HEREOF,

                                   as Lenders,

                         THE CO-AGENTS SIGNATORY HERETO,

                                  as Co-Agents,

                                       and

                       FIRST UNION COMMERCIAL CORPORATION,

                                    as Agent


                          Dated as of January 30, 1997

                                TABLE OF CONTENTS



ARTICLE 1.      Definitions................................................................................... 1
                       1.1  General Definitions............................................................... 1
                       1.2  Accounting Terms and Determinations.............................................. 26
                       1.3  Other Definitional Terms......................................................... 26

ARTICLE 2.      Loans........................................................................................ 27
                       2.1  Revolving Loans.................................................................. 27
                       2.2  Bid Loans........................................................................ 32
                       2.3  Optional and Mandatory Prepayments; Reduction of Commitments..................... 33
                       2.4  Payments and Computations........................................................ 34
                       2.5  Maintenance of Account........................................................... 36
                       2.6  Statement of Account............................................................. 36
                       2.7  Taxes............................................................................ 37
                       2.8  Sharing of Payments.............................................................. 38
                       2.9  Pro Rata Treatment............................................................... 39
                       2.10 Extensions and Conversions....................................................... 39
                       2.11 Replacement of Lenders........................................................... 40

ARTICLE 3.      Letters of Credit............................................................................ 40
                       3.1  Issuance......................................................................... 40
                       3.2  Notice and Reports............................................................... 41
                       3.3  Participation.................................................................... 41
                       3.4  Reimbursement.................................................................... 41
                       3.5  Repayment with Revolving Loans................................................... 42
                       3.6  Renewal, Extension............................................................... 43
                       3.7  Uniform Customs and Practices.................................................... 43
                       3.8  Indemnification; Nature of Issuing Bank's Duties................................. 43
                       3.9  Responsibility of Issuing Bank................................................... 45
                       3.10 Conflict with Letter of Credit Documents......................................... 45

ARTICLE 4.      Interest and Fees............................................................................ 45
                       4.1  Interest on Loans................................................................ 45
                       4.2  Interest After Event of Default.................................................. 45
                       4.3  Unused Line Fee.................................................................. 46
                       4.4  Lenders' Fees/Agent's Fees....................................................... 46
                       4.5  Letter of Credit Fees............................................................ 46
                       4.6  Authorization to Charge Account.................................................. 46
                       4.7  Indemnification in Certain Events................................................ 47
                       4.8  Inability To Determine Interest Rate............................................. 47
                       4.9  Illegality....................................................................... 48
                       4.10 Funding Indemnity................................................................ 48

ARTICLE 5.      Conditions Precedent......................................................................... 49
                       5.1  Closing Document List and Conditions............................................. 49
                       5.2  Material Adverse Change.......................................................... 49
                       5.3  Fees............................................................................. 49
                       5.4  Representations and Warranties; No Default....................................... 49
                       5.5  Notice of Borrowing.............................................................. 49


                                                                 Page 16





ARTICLE 6.      Representations and Warranties............................................................... 50
                       6.1  Organization and Qualification................................................... 50
                       6.2  Solvency......................................................................... 50
                       6.3  Liens; Inventory................................................................. 50
                       6.4  No Conflict...................................................................... 51
                       6.5  Enforceability................................................................... 51
                       6.6  Financial Data................................................................... 51
                       6.7  Locations of Offices, Records and Inventory...................................... 51
                       6.8  Fictitious Business Names........................................................ 52
                       6.9  Subsidiaries..................................................................... 52
                       6.10 No Judgments or Litigation....................................................... 52
                       6.11 No Defaults...................................................................... 52
                       6.12 No Employee Disputes............................................................. 52
                       6.13 Compliance with Law.............................................................. 53
                       6.14 ERISA............................................................................ 53
                       6.15 Compliance with Environmental Laws............................................... 53
                       6.16 Use of Proceeds.................................................................. 54
                       6.17 Intellectual Property............................................................ 54
                       6.18 Licenses and Permits............................................................. 55
                       6.19 Title to Property................................................................ 55
                       6.20 Investment Company............................................................... 56
                       6.21 Margin Security.................................................................. 56
                       6.22 No Event of Default.............................................................. 56
                       6.23 Taxes and Tax Returns............................................................ 56
                       6.24 No Other Indebtedness............................................................ 57
                       6.25 Status of Accounts............................................................... 57
                       6.26 Material Contracts............................................................... 58
                       6.27 Survival of Representations...................................................... 58
                       6.28 Affiliate Transactions........................................................... 58
                       6.29 Accuracy and Completeness of Information......................................... 58
                       6.30 Loans as Senior Indebtedness..................................................... 58
                       6.31 Replacement of Existing Credit Agreement......................................... 59

ARTICLE 7.      Affirmative Covenants........................................................................ 59
                       7.1  Financial Information............................................................ 59
                       7.2  Inventory........................................................................ 61
                       7.3  Corporate Existence.............................................................. 61
                       7.4  ERISA............................................................................ 61
                       7.5  Proceedings or Adverse Changes................................................... 62
                       7.6  Environmental Matters............................................................ 63
                       7.7  Books and Records................................................................ 63
                       7.8  Collateral Records............................................................... 64
                       7.9  Security Interests............................................................... 64
                       7.10 Insurance........................................................................ 65
                       7.11 Taxes............................................................................ 65
                       7.12 Compliance With Laws............................................................. 65
                       7.13 Use of Proceeds.................................................................. 65
                       7.14 Fiscal Year...................................................................... 66
                       7.15 Notification of Certain Events................................................... 66



                                                                Page 17






                       7.16 Additional Borrowers............................................................. 66
                       7.17 Schedules of Accounts and Purchase Orders........................................ 66
                       7.18 Collection of Accounts........................................................... 67
                       7.19 Notice; Credit Memoranda; and Returned Goods..................................... 67
                       7.20 Trademarks....................................................................... 67
                       7.21 Maintenance of Property.......................................................... 67

ARTICLE 8.      Financial Covenants.......................................................................... 68
                       8.1  Total Days Inventory............................................................. 68
                       8.2  Leverage Ratio................................................................... 68
                       8.3  Fixed Charge Coverage Ratio...................................................... 68
                       8.4  Capital Expenditures............................................................. 69
ARTICLE 9.      Negative Covenants........................................................................... 69
                       9.1  Restrictions on Liens............................................................ 69
                       9.2  Restrictions on Additional Indebtedness.......................................... 69
                       9.3  Restrictions on Sale of Assets................................................... 70
                       9.4  No Corporate Changes............................................................. 70
                       9.5  No Guarantees.................................................................... 70
                       9.6  No Restricted Payments........................................................... 70
                       9.7  No Investments................................................................... 70
                       9.8  No Affiliate Transactions........................................................ 70
                       9.9  No Prohibited Transactions Under ERISA........................................... 71
                       9.10 Additional Negative Pledges...................................................... 72
                       9.11 Subordinated Debt................................................................ 72
                       9.12 Sale and Leaseback............................................................... 73
                       9.13 Licenses, Etc.................................................................... 73

ARTICLE 10. Powers........................................................................................... 73
                       10.  Appointment as Attorney-in-Fact.................................................. 73
                       10.2 Limitation on Exercise of Power.................................................. 74
ARTICLE 11. Events of Default and Remedies................................................................... 74
                       11.1 Events of Default................................................................ 74
                       11.2 Acceleration..................................................................... 75
                       11.3 Remedies......................................................................... 76

ARTICLE 12. Termination...................................................................................... 77

ARTICLE 13. The Agent........................................................................................ 78
                       13.1 Appointment of Agent............................................................. 78
                       13.2 Nature of Duties of Agent........................................................ 78
                       13.3 Lack of Reliance on Agent........................................................ 78
                       13.4 Certain Rights of the Agent...................................................... 79
                       13.5 Reliance by Agent................................................................ 79
                       13.6 Indemnification of Agent......................................................... 79
                       13.7 The Agent in its Individual Capacity............................................. 79
                       13.8 Holders of Notes................................................................. 80
                       13.9 Successor Agent.................................................................. 80
                       13.10 Collateral Matters.............................................................. 81
                       13.11 Actions with Respect to Defaults................................................ 82
                       13.12 Delivery of Information......................................................... 82
                       13.13 Co-Agents....................................................................... 82


                                                                                                          Page 18





ARTICLE 14. Miscellaneous.................................................................................... 83
                       14.1  Waivers......................................................................... 83
                       14.2  JURY TRIAL...................................................................... 83
                       14.3  GOVERNING LAW................................................................... 83
                       14.4  Arbitration; Consent to Jurisdiction and Service of Process..................... 83
                       14.5  Notices......................................................................... 84
                       14.6  Assignability................................................................... 84
                       14.7  Information..................................................................... 87
                       14.8  Payment of Expenses; Indemnification............................................ 87
                       14.9  Entire Agreement, Successors and Assigns........................................ 88
                       14.10 Amendments, Etc................................................................. 88
                       14.11 Nonliability of Agent and Lenders............................................... 89
                       14.12 Independent Nature of Lenders' Rights........................................... 89
                       14.13 Counterparts.................................................................... 89
                       14.14 Effectiveness................................................................... 90
                       14.15 Severability.................................................................... 90
                       14.16 Headings Descriptive............................................................ 90
                       14.17 Maximum Rate.................................................................... 90
                       14.18 Right of Setoff................................................................. 90
                       14.19 Concerning Joint and Several Liability of the Borrowers......................... 91
                       14.20 Confidentiality................................................................. 93


                             EXHIBITS AND SCHEDULES

                                    EXHIBITS

Exhibit A                  Form of Acknowledgement Agreement
Exhibit B                  Form of Assignment and Acceptance
Exhibit C                  Form of Intercompany Promissory Note
Exhibit D                  Form of Landlord Agreement
Exhibit E                  Form of Revolving Note
Exhibit F                  Form of Bid Note
Exhibit G                  Form of Notice of Bid Loan
Exhibit H                  Form of Lender Confirmation
Exhibit I                  Form of Security Agreement
Exhibit J                  Form of Notice of Borrowing
Exhibit K                  Form of Notice of Extension/Conversion
Exhibit L                  Form of Blocked Account Agreement
Exhibit M                  Form of Compliance Certificate
Exhibit N                  Form of Borrowing Base Certificate
Exhibit O                  Form of Borrower Joinder Agreement
Exhibit P                  Form of Guaranty Agreement



                                    SCHEDULES

Schedule 1.1A     Lenders and Commitments
Schedule 1.1B     Closing Document List
Schedule 1.1C     Liens
Schedule 1.1D     Indebtedness
Schedule 1.1E     Investments
Schedule 1.1F     Restructuring Charges
Schedule 6.1               Jurisdictions of Organization
Schedule 6.7               Collateral Locations
Schedule 6.8               Fictitious Business Names
Schedule 6.9               Subsidiaries
Schedule 6.10     Litigation
Schedule 6.14     ERISA
Schedule 6.15     Environmental Disclosures
Schedule 6.17     Intellectual Property
Schedule 6.23     Taxes
Schedule 6.28     Affiliate Transactions
Schedule 9.3               Assets held for sale

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT is entered into as of January 30, 1997 among FIELDCREST CANNON, INC., a Delaware corporation (the "Company"), CRESTFIELD COTTON COMPANY, a Tennessee corporation ("CCC"), ENCEE, INC., a Delaware corporation ("Encee"), FCC CANADA, INC., Delaware a corporation ("FCC Canada"), FIELDCREST CANNON FINANCING, INC., a Delaware corporation ("FCF"), FIELDCREST CANNON LICENSING, INC., a Delaware corporation ("FCL"), FIELDCREST CANNON INTERNATIONAL, INC., a Delaware corporation ("FCI"), FIELDCREST CANNON SURE FIT, INC., a Delaware corporation ("FCSF"), FIELDCREST CANNON TRANSPORTATION, INC., a Delaware corporation ("FCT"), and ST. MARYS, INC., a Delaware corporation ("St. Marys") (hereinafter the Company, CCC, Encee, Canada, FCF, FCL, FCI, FCSF, FCT and St. Marys are hereinafter collectively referred to as the "Borrowers" or individually referred to as a "Borrower"), each of those financial institutions identified as Lenders on Schedule 1.1A hereto (together with each of their successors and assigns, referred to individually as a "Lender" and collectively, as the "Lenders"), the financial institutions identified as Co-Agents on the signature pages hereto (in such capacity, the "Co-Agents") and FIRST UNION COMMERCIAL CORPORATION ("FUCC"), acting in the manner and to the extent described in Article 13 hereof (in such capacity, the "Agent").

                              W I T N E S S E T H:

         WHEREAS, the Borrowers wish to obtain a $200,000,000 revolving credit facility to refinance certain existing indebtedness and to provide for the working capital, letter of credit and general corporate needs of the Borrowers (including the making of capital expenditures); and

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Lenders are willing to make loans and advances to the Borrowers;

         NOW, THEREFORE, the Borrowers, the Lenders and the Agent hereby agree as follows:


ARTICLE 1.  Definitions.

         1.1 General Definitions. As used herein, the following terms shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

         "Accounts" shall mean all of each Borrower's accounts, whether now existing or existing in the future, including, without limitation, all (i) accounts receivable (whether or not specifically listed on schedules furnished to the Agent), including without limitation, all accounts created by or arising from all of each Borrower's sales of goods or rendition of services made under any of each Borrower's trade names or styles, or through any of each Borrower's divisions; (ii) unpaid seller's rights (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (iii) rights to any goods represented by any of the foregoing, including returned or repossessed goods; (iv) reserves and credit balances held by each Borrower with respect to any such accounts receivable or account debtors; (v) guarantees or collateral for any of the foregoing; and (vi) insurance policies or rights relating to any of the foregoing.

         "Acknowledgment Agreements" shall mean (i) the Acknowledgment Agreements, substantially in the form of Exhibit A hereto, between each Borrower's warehousemen, fillers, packers and processors and the Agent, in each case acknowledging and agreeing, among other things, (A) that such warehousemen, fillers, packers and processors do not have any Liens on any of the property of any Borrower or any of its Subsidiaries and (B) to the collateral assignment by each Borrower to the Agent of each such Borrower's interest in the contracts with each of such warehousemen, fillers, packers and processors and (ii) Landlord Agreements.

         "Acquisition" shall mean the purchase of (i) the capital stock of a Person, (ii) the assets of such Person through merger or consolidation with such Person or (iii) the plant, property and equipment of such Person, or a portion thereof, together with the related current assets and intangible assets of such Person.

         "Affiliate" shall mean any entity which directly or indirectly controls, is controlled by, or is under common control with, any Borrower or any of its Subsidiaries. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) direct or cause the direction of management and policies of a business, whether through the ownership of voting securities, by contract or otherwise and either alone or in conjunction with others or any group.

         "Agent" shall mean FUCC as provided in the preamble to this Credit Agreement or any successor to FUCC.

         "Agent's Fees" shall mean the fees payable by the Borrowers to the Agent as described in the Fee Letter.

         "Ancillary Documents" shall mean any Acknowledgement Agreements, the Blocked Account Agreements and any Security Agreement.

         "Applicable Percentage" shall mean for Eurodollar Loans, Base Rate Loans and Unused Line Fees, the appropriate applicable percentages corresponding to the Leverage Ratio in effect as of the most recent Calculation Date as shown below:

------------------------------------------------------------------------------------------------------------------------------------
    Tier Levels           Leverage Ratio         Applicable Percentage for        Applicable Percentage        Applicable Percentage
                                                     Eurodollar Loans              for Base Rate Loans          for Unused Line Fee

----------------------------------------------------------------------------------------------------------------------------------
         1                    >=5.50                       2.50                           1.25                          .500
-----------------------------------------------------------------------------------------------------------------------------------
         2                 <5.50 but >=                    2.25                           1.00                          .500
                               5.00
----------------------------------------------------------------------------------------------------------------------------------
         3                 <5.00 but >=                    2.00                            .75                          .500
                               4.50
----------------------------------------------------------------------------------------------------------------------------------
         4                 <4.50 but >=                    1.75                            .50                          .375
                               4.00
----------------------------------------------------------------------------------------------------------------------------------
         5                 <4.00 but >=                    1.50                            .25                          .375
                               3.50
-----------------------------------------------------------------------------------------------------------------------------------
         6                     <3.50                       1.25                             0                           .250
---------------------------------------------------------------------------------------------------------------------------------

The Applicable Percentages shall be determined and adjusted quarterly on the date (each a "Calculation Date") five Business Days after the date on which the Company provides the quarterly officer's certificate regarding the Leverage Ratio in accordance with the provisions of Section 7.1(f); provided, however, that (i) the initial Applicable Percentages shall be based on Tier Level 3 (as shown above) and shall remain at Tier Level 3 until the first Calculation Date subsequent to March 31, 1997, and, thereafter, the Tier Level shall be determined by the then current Leverage Ratio, and (ii) if the Company fails to provide the officer's certificate to the Agent for any fiscal quarter as required by and within the time limits set forth in Section 7.1(f), the Applicable Percentages from the applicable date of such failure shall be based on Tier Level 1 until five Business Days after an appropriate officer's certificate is provided, whereupon the Tier Level shall be determined by the then current Leverage Ratio. Except as set forth above, each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date.
                                                                     Page 22

         "Assignment and Acceptance" shall mean an assignment and acceptance entered into by an assigning Lender and an assignee Lender, accepted by the Agent and consented to by the Borrowers, in accordance with Section 14.6(f), in the form attached hereto as Exhibit B.

         "Base Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the greater of (i) the Federal Funds Rate in effect on such day plus 1/2 of 1% or (ii) the Prime Rate in effect on such day. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable after due inquiry to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (i) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.

         "Base Rate Loan" shall mean any Revolving Loan bearing interest at a rate determined by reference to the Base Rate.

         "Benefit Plan" shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which any Borrower, any of its Subsidiaries or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

         "Bid Loans" shall have the meaning given to such term in Section 2.2(a) hereof.

         "Bid Notes" shall have the meaning given to such term in Section 2.2(f) hereof.

         "Bill-and-Hold Account" shall have the meaning given to such term in subsection (ii) of the definition of "Eligible Accounts Receivable" contained herein.

         "Blocked Accounts" shall have the meaning given to such term in Section 2.4(b)(ii) hereof.

         "Blocked Account Agreements" shall have the meaning given to such term in Section 2.4(b)(ii) hereof.

         "Borrower" and "Borrowers shall have the meaning given such terms in the preamble of this Credit Agreement.

         "Borrowing Base" shall have the meaning given to such term in Section 2.1(b)(i) hereof.

         "Borrowing Base Certificate" shall have the meaning given to such term in Section 7.1(e) hereof.

         "Business Day" shall mean any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided, that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in U.S. dollar deposits in the London interbank market.

         "Cash Equivalents" shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided, that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits or certificates of deposit of any commercial bank incorporated under the laws of the United States or any state thereof, of recognized standing having capital and unimpaired surplus in excess of $1,000,000,000 and whose short-term commercial paper rating at the time of acquisition is at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Services, Inc. (any such bank, an "Approved Bank"), with such deposits or certificates having maturities of not more than one year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds that are registered under the Investment Company Act of 1940, which have net assets of at least $1,000,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (i) through
(iv) above. All such Cash Equivalents must be denominated solely for payment in U.S. Dollars. Cash Equivalents shall also include investments of the types described above which are issued by Canada or any Canadian institution so long as the aggregate amount of such investments at any time outstanding shall not exceed the U.S. Dollar equivalent of $2,000,000.

         "Change of Control" shall mean the occurrence of any of the following:
(i) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended), other than any employee benefit plan or plans (within the meaning of Section 3(3) of ERISA), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more in voting power of the outstanding Voting Stock of the Company, or (ii) as of any date a majority of the Board of Directors of the Company consists of individuals who were not either (A) directors of the Company as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of the Company of which a majority consisted of individuals described in clause (A) and individuals described in clause (B).

         "Closing" shall mean the consummation of the making of the initial loan or advance by the Lenders to the Borrowers under this Credit Agreement.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Closing Document List" shall mean the Closing Document List attached hereto as Schedule 1.1B.

         "Collateral" shall mean any and all assets and rights and interests in or to property of the Borrowers pledged from time to time as security for the Obligations pursuant to the Security Documents whether now owned or hereafter acquired, including, without limitation, all of the Accounts, Inventory and General Intangibles (including all intellectual property) of each Borrower, as defined in the Security Agreement.

         "Commitment" of any Lender shall mean the Revolving Credit Commitment of such Lender.

         "Consolidated or consolidated" with reference to any term defined herein, shall mean that term as applied to the accounts of the Company and all of its Subsidiaries, consolidated in accordance with GAAP.

         "Consolidated Capital Expenditures" with respect to any fiscal period, shall mean an amount equal to the aggregate expenditures of the Company and its Subsidiaries during such fiscal period for the acquisition (including the acquisition by capitalized lease) or improvement of capital assets, as determined in accordance with GAAP.

         "Consolidated EBITDA" shall mean for any applicable period of four consecutive fiscal quarters of the Company, the sum of (i) Consolidated Net Income for such period, but excluding therefrom all extraordinary non-recurring items of income or loss (except for (A) the addback of restructuring charges and associated expenses in the applicable fiscal quarters in fiscal year 1996 as described in Schedule 1.1F hereto and (B) the addback of up to $2,000,000 of restructuring charges for each of fiscal years 1997 and 1998), plus (ii) the aggregate amount of depreciation and amortization charges made in calculating Consolidated Net Income for such period, plus (iii) aggregate consolidated interest expense for such period, plus (iv) the aggregate amount of all income taxes reflected on the consolidated statement of income of the Company and its Subsidiaries for such period. Consolidated EBITDA shall include gains or losses on the sale of assets.

         "Consolidated Fixed Charges" shall mean, for any period of four consecutive fiscal quarters of the Company, the sum of (i) all consolidated interest expense for the applicable period plus (ii) Scheduled Funded Debt Payments actually paid during the applicable period or which, in the case of the 6% Debentures, would have been due and payable during such applicable period but for the purchase by the Company of all or any portion of the 6% Debentures on or prior to the sinking fund payment due date occurring in the applicable period plus (iii) preferred stock dividends paid in cash by the Company pursuant to
Section 9.6 in the applicable period.

         "Consolidated Funded Debt" shall mean as of the applicable date of determination, all liabilities of the Company and its Subsidiaries in respect of the principal portion of Indebtedness relating to the borrowing of money or the obtaining of credit, including, without limitation (i) Indebtedness under industrial revenue bonds, (ii) the Obligations, (iii) capitalized lease obligations of the Company and its Subsidiaries, and (iv) Subordinated Debt.

         "Consolidated Net Income" shall mean the consolidated net income (or net deficit) of the Company and its Subsidiaries for any period, after deduction of all expenses, taxes and other proper charges, all as determined in accordance with GAAP. In addition, there shall be added to Consolidated Net Income for each fiscal period an amount equal to the Cotton Writedown Charge, if any, for such fiscal period, as determined on an after-tax basis, and there shall be subtracted from Consolidated Net Income for such period an amount equal to the aggregate amount of reversals of Cotton Writedown Charges from prior fiscal periods, as determined on an after-tax basis, made in accordance with GAAP reflecting the consumption of the cotton to which the Cotton Writedown Charges from the prior fiscal periods relate, all as determined in accordance with GAAP; provided that for purposes of determining Consolidated Net Income in order to determine Consolidated EBITDA, the foregoing calculations in this sentence pertaining to Cotton Writedown Charges and reversals of Cotton Writedown Charges from prior periods shall be made using Cotton Writedown Charges and reversals of Cotton Writedown Charges from prior periods determined on a pre-tax basis.

         "Consolidated Net Sales" shall mean Consolidated net sales of the Company and its Subsidiaries as reported on a consolidated statement of operations certified by the Company's Independent Accountant for a full fiscal year of the Company, determined on a consolidated basis in accordance with GAAP.

         "Contractual Obligations" shall mean, with respect to any Person, any term or provision of any securities issued by such Person, or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement to which such Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

         "Cotton Writedown Charge" shall mean for any fiscal period, the aggregate amount of non-cash charges against consolidated net income of the Company and its Subsidiaries for such fiscal period incurred as a result of writedowns during such fiscal period of cotton purchase contracts to market value which are required by and made in accordance with GAAP, as such amount is reflected on an after-tax basis or pre-tax basis, as the case may be and as the context requires, in the Company's consolidated financial statements for such fiscal period prepared in accordance with GAAP.

         "Credit Agreement" shall mean this credit agreement, dated as of the date hereof, as the same may be modified, amended, extended, restated or supplemented from time to time.

         "Credit Documents" shall mean, collectively, this Credit Agreement, the Notes, the Letters of Credit, the Guaranty Agreement, each of the Ancillary Documents and all other documents, agreements, instruments, opinions and certificates executed and delivered in connection herewith or therewith, as the same may be modified, amended, extended, restated or supplemented from time to time.

         "Default" shall mean an event, condition or default which, with the giving of notice, the passage of time or both would be an Event of Default.

         "Defaulting Lender" shall have the meaning given to such term in
Section 2.1(d)(iii) hereof.

         "DOL" shall mean the United States Department of Labor and any successor department or agency.

         "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

         "Eligible Accounts Receivable" shall mean the aggregate face amount of the Borrowers' Accounts that conform to the warranties contained herein. Unless otherwise approved in writing by the Agent with the consent of the Required Lenders (such consent not to be unreasonably withheld), no Account shall be deemed to be an Eligible Account Receivable if:

                         (i) it arises out of a sale made by any Borrower to an
Affiliate of such Borrower; or

                        (ii) in the case of any Account generated from a sale on a bill-and-hold basis (for purposes hereof, a "Bill-and-Hold Account"), such Bill-and-Hold Account is (A) unpaid more than 30 days after the original payment due date (with respect to such

         Accounts the invoice for which provides that payment is due 60 days or less from the date of such invoice) or (B) payable more than 60 days after the original date of invoice; or

                       (iii) in the case of any Account (other than a Bill-and-Hold Account), such Account is (A) unpaid more than 60 days after the original payment due date (with respect to such Accounts the invoice for which provides that payment is due 90 days or less from the original date of such invoice), (B) unpaid more than 30 days after the original payment due date (with respect to such Accounts the invoice for which provides that payment is due more than 90 days but 120 days or less from the original date of such invoice), (C) is payable more than 120 days but 270 days or less after the original date of invoice unless such Account is supported by a letter of credit issued or confirmed by a Person satisfactory to the Agent in its reasonable discretion containing terms satisfactory to the Agent in its reasonable discretion or (D) is payable more than 270 days after the original date of invoice; or

                        (iv) the Account is from the same account debtor (or any affiliate thereof) and fifty percent (50%) or more, in face amount, of other Accounts from such account debtor (or any affiliate thereof) are ineligible pursuant to subsections (ii) or (iii) of this definition of "Eligible Accounts Receivable"; or

                         (v) in the case of an Account of any account debtor other than Wal- Mart Stores, Inc., (A) the prior 3-month average in face value of such Account and all other Accounts of such account debtor exceeds fifteen percent (15%) in face value of all Accounts of the Borrowers for the immediately prior month for which the Borrowers have provided a Borrowing Base Certificate in accordance with Section 7.1(e) and (B) the face value of the Account and all other Accounts of such account debtor exceeds fifteen percent (15%) of the face value of all Accounts of the Borrowers for the immediately prior month for which the Borrowers have provided a Borrowing Base Certificate in accordance with Section 7.1(e), to the extent of the excess calculated pursuant to clause (B) immediately above, unless such requirement is waived by the Agent (with such prior 3-month average being calculated by taking the average of the outstanding amounts of such Accounts as of the last day of each of the most recent 3- months for which the Borrowers have provided a Borrowing Base Certificate in accordance with Section 7.1(e)); or

                        (vi) (A) the account debtor is also a creditor of any Borrower, to the extent of the amount owed by such Borrower to the account debtor, (B) the account debtor has disputed its liability on, or the account debtor has made any claim with respect to, such Account or any other Account due from such account debtor to such Borrower, which has not been resolved, to the extent of such dispute or claim or
         (C) the Account otherwise is or may become subject to any right of setoff by the account debtor, to the extent of the amount of such setoff; or

                       (vii) the account debtor has commenced a voluntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or made an assignment for the benefit of creditors, or if a decree or order for relief has been entered by a court having jurisdiction in the premises in respect to the account debtor in an involuntary case under the federal bankruptcy laws, as now constituted or hereafter amended, or if any other petition or other application for relief under the federal bankruptcy laws has been filed by or against the account debtor, or if the account debtor has failed, suspended business, ceased to be solvent, or consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs; provided that, so long as the same would otherwise constitute an Eligible Receivable, an Account arising from a post-petition sale to such account debtor shall not be subject to the exclusion of this clause
         (vii); or

                      (viii) the Account arises from the sale to an account debtor outside the continental United States, unless (A) in the case of any Account arising from the sale to an account debtor in Canada, such Account is valued at the U.S. Dollar equivalent as reasonably determined by the Agent and if such Account is the result of a sale by FCC Canada, FCC Canada has taken all steps reasonably requested by the Agent to perfect and protect the Lien of the Agent in such Account under the laws of the United States and Canada or (B) in the case of any Account arising from the sale to an account debtor outside the continental United States or Canada, such Account is supported by a letter of credit or guaranty issued by a Person satisfactory to the Agent in its reasonable discretion containing terms satisfactory to the Agent in its reasonable discretion or the amount of such Account when added to all other such non-supported Accounts does not exceed $10,000,000 in the aggregate at any time outstanding; or

                        (ix) the sale to the account debtor is on a guaranteed sale, sale-and- return, sale on approval or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

                         (x) the account debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Borrower duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. ss. 3727 et seq.); or

                        (xi) with respect to an Account other than a Bill-and-Hold Account, the goods giving rise to such Account have not been shipped and delivered to and accepted by the account debtor or the services giving rise to such Account have not been performed by the applicable Borrower and accepted by the account debtor or the Account otherwise does not represent a final sale; or

                       (xii) a surety bond was required or given in connection with such Account or the contracts or purchase orders out of which such Account arose; or

                      (xiii) the Agent, in the exercise of its reasonable discretion, determines it to be ineligible provided that the Agent shall give the Borrowers prior written notice describing in reasonable detail the basis for determining that an Account is ineligible pursuant to this clause (xiii). The rights of the Agent pursuant to this subsection (xiii) shall include, without limitation, the right to reasonably deem Accounts from Wal-Mart Stores, Inc. ineligible on account of reasonable concerns of the Agent regarding the concentration levels of such Accounts.

         In addition to the foregoing, Eligible Accounts Receivable shall include such Accounts as the Borrowers shall request and that the Required Lenders approve in advance, in writing and in their reasonable judgment.

         "Eligible Inventory" shall mean (i) the aggregate gross amount of each Borrower's Inventory, valued at the lower of cost (on a FIFO basis) or market, which (A) is owned solely by such Borrower and with respect to which such Borrower has good, valid and marketable title, (B) is stored on property that is either (1) owned or leased by such Borrower or (2) owned or leased by a warehouseman that has contracted with such Borrower to store Inventory on such warehouseman's property or by a filler, processor or packer of such Borrower (provided, that, with respect to Inventory stored on property leased by such Borrower, such Borrower shall have delivered in favor of the Agent an Acknowledgement Agreement from the landlord of such leased location, and, with respect to Inventory stored on property owned or leased by a warehouseman, filler, processor or packer, such Borrower shall have delivered to the Agent an Acknowledgment Agreement executed by such warehouseman, unless in either case the last sentence of this definition does not require such delivery or the Required Lenders have waived the requirement for such delivery); (C) is subject to a valid, enforceable and first priority Lien in favor of Agent (except, (1) with respect to Eligible Inventory stored at sites described in clause (B)(2) above for which the Borrowers are not required to obtain an Acknowledgement Agreement, for Liens for normal and customary warehouseman, filler, packer and processor charges and (2) with respect to Eligible Inventory located at retail store locations leased by the Borrowers for which the Borrowers are not required to obtain an Acknowledgement Agreement, for normal and customary landlord liens for unpaid rent); (D) is located in the United States or Canada; and (E) is not obsolete or slow moving and for which a markdown reserve has not been made, and which otherwise conforms to the warranties contained herein, (ii) less 50% of Inventory consisting of work-in-process, (iii) less Inventory consisting of manufacturing supplies (other than raw materials) and expense supplies (iv) less markdown reserves, (v) less any goods returned or rejected by such Borrower's customers for which a credit has not yet been issued and goods in transit to third parties (other than to such Borrower's agents, warehouses, fillers, processors or packers that comply with clause (i)(B)(2) above), (vi) less any Inventory that the Agent determines in its reasonable judgment to be a no charge or sample item; (vii) less a reserve equal to the amount of all accounts payable of such Borrower owed or owing to any filler, packer or processor of such Borrower to the extent such accounts payable are past due; (viii) less any Inventory which is held by a Borrower pursuant to consignment, sale or return, sale on approval or similar arrangement and (ix) less any Inventory that the Agent determines in its reasonable judgment to be ineligible provided that the Agent shall give the Borrowers prior written notice describing in reasonable detail the basis for determining that any Inventory is ineligible pursuant to this clause (ix). In addition to the foregoing, Eligible Inventory shall include such items of such Borrower's Inventory as such Borrower shall request and that the Required Lenders approve in advance, in writing and in their reasonable judgment. For purposes of determining "Eligible Inventory" and for such purpose only, (x) the Borrowers shall not be obligated to obtain Acknowledgement Agreements from landlords and mortgagees with respect to their retail store locations except to the extent that Inventory in the aggregate at such locations exceeds $20,000,000, (y) the Borrowers shall not be obligated to obtain Acknowledgement Agreements from the warehousemen, processors, packers and fillers with whom the Borrowers conduct business except to the extent that Inventory in the aggregate with such warehousemen, processors, packers and fillers exceeds $10,000,000 and
(z) the Borrowers shall not be obligated to obtain an Acknowledgement Agreement with respect to the Borrowers' Phenix City, Alabama facility and Columbus, Georgia facility for a period of 60 days after the Closing Date.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

         "ERISA Affiliate" shall mean any (i) corporation which is or was at any time a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower or any Subsidiary; (ii) partnership or other trade or business (whether or not incorporated) at any time under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower or any Subsidiary; and
(iii) member of the same affiliated service group (within the meaning of Section 414(m) of the

Internal Revenue Code) as the Borrower or any Subsidiary, any corporation described in clause (i) above, or any partnership or trade or business described in clause (ii) above.

         "Eurodollar Loan" shall mean a Revolving Loan bearing interest based at a rate determined by reference to the Eurodollar Rate.

         "Eurodollar Rate" shall mean, for the Interest Period for each Eurodollar Loan comprising part of the same borrowing (including conversions, extensions and renewals), a per annum interest rate determined pursuant to the following formula:

                  Eurodollar Rate =      London Interbank Offered Rate
                                            1 - Eurodollar Reserve Percentage

         "Eurodollar Reserve Percentage" shall mean for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

         "Event(s) of Default" shall have the meaning provided for in Article 11 of this Credit Agreement.

         "Existing Credit Agreement" shall mean the Third Amended and Restated Revolving Credit Agreement, dated as of March 10, 1994, as amended, among the Company, the lenders listed on the signature pages thereto and The First National Bank of Boston, as agent for the lenders.

         "Existing Letters of Credit" shall mean, collectively, (i) the Irrevocable Standby Letter of Credit, Credit No. I-069-NEMM-50086923, dated March 17, 1995, issued by The First National Bank of Boston, (ii) the Irrevocable Standby Letter of Credit, Credit No. I-069- NEMM- 50087159, dated March 18, 1996, issued by The First National Bank of Boston and (iii) the Irrevocable Standby Letter of Credit, Credit No. I-514109P, dated July 19, 1994, issued by CoreStates Bank, N.A.

         "Expiration Date" shall mean January 30, 2002.

         "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

         "Fee Letter" shall mean the letter agreement, dated January 30, 1997, by and between the Agent and the Borrowers regarding the fees to be paid by the Borrowers to the Agent.

         "Fees" shall mean, collectively, the Agent's Fees, the Lenders' Fees, the Unused Line Fee, the Standby Letter of Credit Fee, Trade Letter of Credit Fee and the Issuing Bank Fees payable hereunder.

         "Financials" shall have the meaning given to such term in Section 6.6.

         "First Union" shall mean First Union National Bank of North Carolina, and its successors and permitted assigns.

         "Fixed Charge Coverage Ratio" shall mean as of the last day of each fiscal quarter of the Company, the ratio of Consolidated EBITDA (computed for the four fiscal quarterly periods then ending) less all Federal, state and other income taxes paid in cash during the four fiscal quarterly periods then ending to Consolidated Fixed Charges (computed for the four fiscal quarterly periods then ending).

         "Foreign Lender" shall have the meaning given to such term in Section 2.7(a).

         "FUCC Cash Collateral #1 Account" shall mean the First Union Leveraged Finance Cash Collateral Concentration Account/For Fieldcrest Cannon, Inc., account number 2000001097421, established and maintained in the name of the Agent at First Union.

         "FUCC Cash Collateral #2 Account" shall mean the First Union Leveraged Finance Cash Collateral Lockbox Account/For Fieldcrest Cannon, Inc., account number 2000001097544, established and maintained in the name of the Agent at First Union.

         "FUCC Master Account" shall mean the FUCC Leveraged Finance Zero Balance Master (9126) Account, account number 2072087943831, established and maintained in the name of the Agent at First Union.

         "Funding Bank" shall have the meaning given to such term in Section 4.7 hereof.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof and applied on a consistent basis with the Financials.

         "Guaranty Agreement" shall mean the Guaranty Agreement, of even date herewith, executed by the Non-Borrower Subsidiaries in the form attached hereto as Exhibit P.

         "Highest Lawful Rate" shall mean, at any given time during which any Obligations shall be outstanding hereunder, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness under this Credit Agreement, under the laws of the State of North Carolina (or the law of any other jurisdiction whose laws may be mandatorily applicable notwithstanding other provisions of this Credit Agreement and the other Credit Documents), or under applicable federal laws which may presently or hereafter be in effect and which allow a higher maximum nonusurious interest rate than under North Carolina or such other jurisdiction's law, in any case after taking into account, to the extent permitted by applicable law, any and all relevant payments or charges under this Credit Agreement and any other Credit Documents executed in connection herewith, and any available exemptions, exceptions and exclusions.

         "Indebtedness" shall mean, without duplication, any indebtedness of any of the Borrowers or any of their Subsidiaries, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes (including, but not limited to, the Notes), debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any such indebtedness would appear as a liability upon a consolidated balance sheet, and shall also include, to the extent not otherwise included, the guaranty of any items included in this definition.

         "Independent Accountant" shall mean a firm of independent public accountants of nationally recognized standing selected by the Board of Directors of the Company, which is "independent" as that term is defined in Rule 2-01 of Regulation S-X promulgated by the Securities and Exchange Commission.

         "Interest Period" shall mean, as to Eurodollar Loans, a period of one month, two months, three months or six months, as selected by the Borrowers, commencing on the date of the borrowing (including continuations and conversions thereof); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business
Day), (ii) no Interest Period shall extend beyond the Expiration Date, (iii) any Interest Period with respect to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period and (iv) unless otherwise agreed by the Agent, during the 60-day period after the Closing Date, the Borrowers shall only be permitted to select Interest Periods of one month.

         "Internal Revenue" shall mean the Internal Revenue Service and any successor agency.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all rules and regulations promulgated thereunder.

         "Inventory" shall mean all of each Borrower's inventory, including without limitation: (i) all raw materials, work in process, parts, components, assemblies, supplies and materials used or consumed in the Borrowers' business;
(ii) all goods, wares and merchandise, finished or unfinished, held for sale or lease or leased or furnished or to be furnished under contracts of service; and
(iii) all goods returned or repossessed by the Borrowers.

         "Inventory Sublimit" shall mean the maximum allowable amount of Eligible Inventory- based Revolving Loans made with respect to Eligible Inventory, which amount shall be $115,000,000.

         "Investment" in any Person shall mean (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise, but exclusive of the acquisition of inventory, supplies, equipment and other assets used or consumed in the ordinary course of business of the applicable Borrower and Consolidated Capital Expenditures not otherwise prohibited hereunder) of assets, shares of capital stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such Person, (ii) any deposit (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) with, or advance, loan or other extension of credit (other than sales of inventory on credit in the ordinary course of business and payable or dischargeable in accordance with customary trade terms) to, such Person or (iii) any other capital contribution to or investment in such Person, including, without limitation, any obligation incurred for the benefit of such Person. The term "Investment" shall include an Acquisition.

         "Issuing Bank" shall mean First Union National Bank of North Carolina or any other Lender that is acceptable to the Agent (such acceptance not to be unreasonably withheld) which shall issue a Letter of Credit for the account of the Borrowers.

         "Issuing Bank Fees" shall have the meaning given to such term in
Section 4.5(c) hereof.

         "Landlord Agreements" shall mean the Landlord Lien Subordination Agreements, substantially in the form of Exhibit D hereto, between each of the Borrower's landlords and the Agent, in each case acknowledging and agreeing, among other things, (i) that such landlords do not have any Liens on any of the property of any Borrower or any of its Subsidiaries and (ii) to permit the Agent access to the property for the purposes of exercising its remedies under the Security Agreement.

         "Leases" shall have the meaning given to such term in Section 6.19 hereof.

         "Lender" shall have the meaning given to such term in the preamble of this Credit Agreement.

         "Lender Confirmation" shall have the meaning given to such term in
Section 2.2(c) hereof.

         "Lenders' Fees" shall mean the non-refundable fees payable to each of the Lenders as set forth in each such Lender's respective fee letter with the Agent.

         "Letter of Credit Documents" shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

         "Letter of Credit Committed Amount" shall have the meaning given to such term in Section 3.1 hereof.

         "Letter of Credit Obligations" shall mean, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which the Issuing Bank has not at such time been reimbursed, plus (iii) without duplication, the aggregate amount of all payments made by each Lender to the Issuing Bank with respect to such Lender's participation in Letters of Credit as provided in Section 3.3 for which the Borrowers have not at such time reimbursed the Lenders, whether by way of a Revolving Loan or otherwise.

         "Letters of Credit" shall mean all Existing Letters of Credit and all letters of credit (whether documentary or stand-by and whether for the purchase of inventory, equipment or otherwise) issued by an Issuing Bank under this Credit Agreement for the account of the Borrowers, and all amendments, renewals, extensions or replacements thereof.

         "Leverage Ratio" shall mean as of the last day of each fiscal quarter of the Company, the ratio of Consolidated Funded Debt (computed as of the last day of such fiscal quarter) to Consolidated EBITDA (computed for the four fiscal quarterly periods then ending).

         "Lien(s)" shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, or other encumbrance.

         "Line of Credit" shall mean the aggregate revolving credit line extended by the Lenders to the Borrowers for Revolving Loans and Letters of Credit pursuant to and in accordance with the terms of this Credit Agreement, in an amount up to $200,000,000, as such revolving credit line may be reduced from time to time in accordance with Sections 2.3(d) and 2.3(e) hereof.

         "Loans" shall mean the Revolving Loans and the Bid Loans.

         "Lockbox Bank" shall have the meaning given to such term in Section 2.4(b)(ii) hereof.

         "Lockboxes" shall have the meaning given to such term in Section 2.4(b)(i) hereof.

         "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Telerate Page 3750, the applicable rate shall be the arithmetic mean of all such rates. If, for any reason, such rate is not available, the term "London Interbank Offered Rate" shall mean, with respect to any Eurodollar Loan for the Interest Period applicable thereto, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

         "Material Adverse Change" shall mean a material adverse change (a) in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole or (b) in the Collateral, in each case as determined by the Required Lenders in their reasonable discretion.

         "Material Adverse Effect" shall mean a material adverse effect on (i) the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, (ii) the Collateral, (iii) any Borrower's ability to perform its obligations under the Credit Documents to which it is a party, or (iv) the rights and remedies of the Lenders hereunder, in each case as determined by the Required Lenders in their reasonable discretion.

         "Material Contract" shall mean any contract or other arrangement (other than any of the Leases or the Credit Documents), whether written or oral, to which any Borrower or any of its respective Subsidiaries is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could have a Material Adverse Effect.

         "Maximum Bid Amount" shall mean $20,000,000, in the aggregate at any given time.

         "Merchandise Returns" shall mean any of the products manufactured and sold by the Borrowers or any of their Subsidiaries that is returned.

         "Multiemployer Plan" shall mean a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA and (i) which is, or within the immediately preceding six (6) years was, contributed to by any Borrower, any Subsidiary or any ERISA Affiliate or (ii) with respect to which any Borrower or any Subsidiary may incur any liability.

         "Non-Borrower Subsidiaries" shall mean Karafield Wool Company, a Pennsylvania corporation, Amoskeag Company, a Delaware corporation, Amoskeag Management Corporation, a Delaware corporation, Downeast Securities Corporation, a Delaware corporation, Bangor Investment Company, a Maine corporation, Communications Resource Associates, Inc., a Maine corporation, Moore's Falls Corporation, a Delaware corporation and Duxbury Marina Corporation, a Massachusetts corporation.

         "Notes" shall mean the Revolving Notes and Bid Notes.

         "Notice of Borrowing" shall have the meaning given to such term in
Section 2.1(d)(i) hereof.

         "Notice of Extension/Conversion" shall have the meaning given to such term in Section 2.10 hereof.

         "Notice of Bid Loan" shall have the meaning given to such term in
Section 2.2(b) hereof.

         "Obligations" shall mean the Loans, any other loans and advances or extensions of credit made or to be made by any Lender to any Borrower, or to others for any Borrower's account in each case pursuant to the terms and provisions of this Credit Agreement, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and, including, without limitation, any reimbursement obligation or indemnity of the Borrowers on account of Letters of Credit and all other Letter of Credit Obligations, and all indebtedness, liabilities and obligations which may at any time be owing by any Borrower to any Lender in each case pursuant to this Credit Agreement or any other Credit Document, whether now in existence or incurred by a Borrower from time to time hereafter, whether unsecured or secured by pledge, Lien upon or security interest in any of a Borrower's assets or property or the assets or property of any other Person, whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether such Borrower is liable to such Lender for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include any other indebtedness owing to any Lender by any Borrower under this Credit Agreement, the Credit Documents, any Borrower's liability to any Lender pursuant to this Credit Agreement as maker or endorser of any promissory note or other instrument for the payment of money, any Borrower's liability to any Lender pursuant to this Credit Agreement or any other Credit Document under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which any Lender may make or issue to others for any such Borrower's account pursuant to this Credit Agreement, including any accommodation extended with respect to applications for Letters of Credit, or any Lender's acceptance of drafts or endorsement of notes or other instruments for any such Borrower's account and benefit and all liabilities and obligations owing from any Borrower to any Lender, or any Affiliate of a Lender, arising under interest rate protection agreements entered into with respect to the obligations of the Borrowers hereunder.

         "Other Taxes" shall have the meaning given to such term in Section 2.7(c) hereof.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

         "Permitted Encumbrances" shall mean:

                         (i) Liens granted to the Agent by the Borrowers pursuant to any Credit Document;

                        (ii)  Liens listed on Schedule 1.1C annexed hereto;

                       (iii) Liens in favor of the Company on all or part of the assets of Subsidiaries of the Company securing Indebtedness owing by Subsidiaries to the Company permitted under subsection (vii) of the definition of Permitted Indebtedness contained herein;

                        (iv) Liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue or, if overdue, if the same is being contested in good faith and adequate reserves in accordance with GAAP have been established;

                          (v) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                        (vi) Liens in respect of judgments or awards, the Indebtedness with respect to which is permitted by subsection (iv) of the definition of Permitted Indebtedness contained herein;

                       (vii) Liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or, if overdue, if the same is being contested in good faith and adequate reserves in accordance with GAAP have been established;

                      (viii) Liens consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Company or a Subsidiary is a party, and other minor liens or encumbrances none of which in the opinion of the Company interferes materially with the use of the property affected in the ordinary conduct of the business of the Company and its Subsidiaries, which defects do not individually or in the aggregate have a Material Adverse Effect;

                        (ix) Liens securing Indebtedness in respect of documentary letters of credit, surety, appeal and performance bonds provided the aggregate amount of such Indebtedness shall not exceed $5,000,000 at any time outstanding and provided such Indebtedness is permitted by subsections (viii) and (ix) of the definition of Permitted Indebtedness contained herein;

                         (x) Liens on the assets subject to capital leases, operating leases, mortgages and purchase money security interests, the Indebtedness with respect to which is permitted by subsections (x) and (xi) of the definition of Permitted Indebtedness contained herein provided, that such Liens are granted only to secure such Indebtedness;

                        (xi) Liens on cash and Cash Equivalents to secure (A) Indebtedness permitted by subsection (xii) of the definition of Permitted Indebtedness contained herein, (B) cotton futures contracts and (C) state and federal obligations, provided, that the aggregate amount of all such obligations secured at any one time shall not exceed $2,500,000;

         "Permitted Indebtedness" shall mean:

                         (i) Indebtedness to the Lenders with respect to the Loans and the Letters of Credit pursuant to the Credit Documents;

                        (ii) current liabilities of the Company or any Subsidiary incurred in the ordinary course of business not incurred through (A) the borrowing of money, or (B) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

                       (iii) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 7.11;

                        (iv) Indebtedness in respect of judgments or awards which are either fully insured (less normal deductibles) or which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Company or any Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                         (v) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

                        (vi) Indebtedness existing on the Closing Date as set forth on Schedule 1.1D attached hereto, and any renewals, extensions or refinancings of such Indebtedness, provided, that such renewals, extensions or refinancings shall not increase the aggregate amount of such Indebtedness or materially change the terms thereof;

                       (vii) Indebtedness of a Subsidiary of the Company to a Borrower, evidenced by promissory notes in the form of Exhibit C attached hereto pledged to the Agent pursuant to the Security Agreement;

                      (viii) Indebtedness with respect to trade letters of credit (excluding or in addition to the trade Letters of Credit issued hereunder) provided, that the aggregate amount of such Indebtedness at any time outstanding shall not exceed $10,000,000;

                        (ix) surety and appeal bonds of the Company, and performance bonds of the Company guaranteeing performance of obligations of the Subsidiaries, incurred in the ordinary course of business not exceeding $10,000,000 in the aggregate at any time outstanding;

                         (x) Indebtedness under capital leases representing obligations not exceeding $25,000,000 in the aggregate at any time outstanding;

                          (xi)   purchase   money   indebtedness   and  mortgage
          indebtedness representing obligations not exceeding $10,000,000 in the aggregate at any time outstanding;

                       (xii) Indebtedness in respect of obligations incurred pursuant to interest rate swaps provided that the other party to such swap is a Lender, and Indebtedness in respect of obligations incurred pursuant to interest rate protection or currency exchange arrangements (other than interest rate swaps), including options, futures, caps or collars entered into from time to time by the Company; provided, however, the credit exposure of the Borrowers which is permitted by this subsection (xii) shall not exceed $2,500,000 at any time outstanding (as such credit exposure is reasonably calculated by the Agent);

                      (xiii) Indebtedness consisting of Rental Obligations with respect to any fiscal year not exceeding the lesser of $40,000,000 or four and one-half percent (4 1/2%) of Consolidated Net Sales as at the end of such fiscal year;

                       (xiv) Subordinated Debt consisting of not more than $125,000,000 in aggregate principal amount of 6% Convertible Subordinated Debentures Due 2012 issued pursuant to the Indenture dated as of March 15, 1987 between the Company and State Street Bank of Trust Co., as Trustee (the "6% Debentures");

                        (xv) Subordinated Debt consisting of not more than $85,000,000 in aggregate principal amount of 11 1/4% Senior Subordinated Debentures Due 2004 issued pursuant to the Indenture dated as of June 1, 1992 between the Company and First Union National Bank of North Carolina, as successor Trustee to The First National Bank of Boston;

                       (xvi) Indebtedness of the Company not to exceed $15,000,000 in the aggregate at any time incurred with respect to industrial development revenue bonds issued by the State Industrial Development Authority of the State of Alabama or its designee under the applicable laws of the State of Alabama for the benefit of the Company to finance the construction of improvements, additions, and extensions to and the purchase of equipment for the Company's facilities in Phenix City, Alabama;

                      (xvii) Indebtedness of the Company not to exceed $90,000,000 in the aggregate at any time incurred with respect to industrial development revenue bonds issued by the Industrial Development Board for the City of Phenix City, Alabama for the benefit of the Company to finance the construction of improvements, additions, and extensions to and the purchase of equipment for the Company's facilities in Phenix City, Alabama, provided, that (i) such industrial development revenue bonds are, simultaneously with the issuance thereof, purchased and retained by the Company, and (ii) such Indebtedness, in accordance with GAAP, is not classified upon the Company's consolidated balance sheet as a liability or referred to in the footnotes thereto;

                     (xviii) unsecured Indebtedness consisting of (A) guarantees of the performance of obligations of Subsidiaries of the Company or third parties, provided, that the obligations guaranteed and the guarantees themselves are entered into in the ordinary course of business and do not consist of the borrowing of money or the obtaining of credit, and (B) guarantees of the performance of obligations of its customers with respect to short term notes, provided, that the aggregate amount of Indebtedness outstanding pursuant to this clause (B) shall not exceed $3,000,000 at any time, and provided further, that the aggregate amount of Indebtedness outstanding pursuant to this subsection (xviii) shall not exceed $5,000,000 at any time; and

                       (xix) so long as at the time of incurrence no Default or Event of Default exists or is continuing or would exist as a result thereof, other unsecured Indebtedness of the Company in an aggregate amount not to exceed $25,000,000 at any time outstanding.

         "Permitted Investments" shall mean:

                         (i)        Cash Equivalents;

                        (ii) investments existing on the Closing Date in any Person which is a Subsidiary of the Company or future Investments in any U.S. Subsidiary of the Company provided, that such U.S. Subsidiary is or becomes a party to or a guarantor of this Credit Agreement simultaneously with the making of such Investments;

                       (iii) an investment by the Company solely for the purpose of repurchasing the Company's 11 1/4% Senior Subordinated Debentures Due 2004 provided, that no Default or Event of Default exists or is continuing to exist or would exist as a result thereof and provided, that such investment is financed with the proceeds of an equity offering by the Company;

                        (iv) investments by the Company for the purpose of purchasing the industrial development revenue bonds as described in subsection (xvii) of the definition of Permitted Indebtedness contained herein;

                          (v) investments existing on the Closing Date and set forth on Schedule 1.1E attached hereto;

                        (vi)        investments permitted by Section 9.7 hereof;

                       (vii) purchases by the Company of its 6% Convertible Subordinated Debentures Due 2012 in the public market provided, that the par value of such bonds purchased and held by the Company shall not exceed $12,500,000 at any time;

                          (viii) advances to officers, directors and employees for travel or other expenses incurred or anticipated to be incurred in the ordinary course;

                          (ix) other loans or advances to officers and employees outside the ordinary course not exceeding $3,000,000 in the aggregate outstanding at any time;

                         (x) so long as no Default or Event of Default exists or is continuing or would exist as a result thereof, other Investments of the Company not to exceed $30,000,000 at any time outstanding, provided, that the aggregate amount of Investments by the Company in any joint ventures or any other entity in which the Company owns 50% or less of the ownership interests of such entity shall not at any time exceed $15,000,000 at any time outstanding.

         "Person" shall mean any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, entity, party or government (including any division, agency or department thereof), and, as applicable, the successors, heirs and assigns of each.

         "Plan" shall mean any employee benefit plan, program or arrangement, whether oral or written, maintained or contributed to by any Borrower or any of its Subsidiaries, or with respect to which any Borrower or any such Subsidiary may incur liability.

         "Prime Rate" shall mean the rate which First Union National Bank of North Carolina announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. First Union National Bank of North Carolina (and its affiliates) may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

         "Proportionate Share" shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the Total Commitments.

         "Proprietary Rights" shall have the meaning given to such term in
Section 6.17 hereof.

         "Real Estate" shall mean the real property owned or leased by the Borrowers described in Schedule 6.19 attached hereto, together with all Structures thereon.

         "Rental Obligations" shall mean all obligations of any of the Company and its Subsidiaries under rental agreements or leases of real or personal property, other than obligations which can be terminated by the giving of notice without liability to any of the Company and its Subsidiaries in excess of the liability for rent due as of the date not more than thirty (30) days after such notice is given and under which no penalty or premium is paid as a result of any such termination, and other than obligations in respect of capitalized leases.

         "Reportable Event" shall mean any of the events described in Section 4043 of ERISA and the regulations thereunder, excluding, however, those with respect to which the obligation to report the same to the PBGC has been waived by regulation.

         "Required Lenders" shall mean, at any time, Lenders holding more than 50% of the then aggregate unpaid principal amount of the Revolving Loans or, if no such principal amount is then outstanding, Lenders having more than 50% of the Total Commitments.

         "Restricted Payment" shall mean (i) any cash dividend or other cash distribution, direct or indirect, on account of any shares of any class of capital stock of any Borrower or any of its Subsidiaries, as the case may be, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of any Borrower or any of its Subsidiaries now or hereafter outstanding by such Borrower or any such Subsidiary, as the case may be, except for any redemption, retirement, sinking funds or similar payment payable solely in such shares of that class of stock or in any class of stock junior to that class, (iii) any cash payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any shares of any class of capital stock of any Borrower or any of its Subsidiaries now or hereafter outstanding, or (iv) any payment to any Affiliate of any Borrower except to the extent expressly permitted in this Credit Agreement; provided that no Permitted Investment shall be considered to be a Restricted Payment.

         "Retiree Health Plan" shall mean an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to persons after termination of employment, other than as required by Section 601 of ERISA.

         "Revolving Credit Commitment" of any Lender shall mean the amount set forth opposite such Lender's name on Schedule 1.1A hereto, as such schedule may be amended from time to time, under the heading "Revolving Credit Commitment", as such amount may be reduced from time to time pursuant to the terms of this Credit Agreement.

         "Revolving Loans" shall have the meaning given to such term in Section 2.1(b) hereof and shall include Base Rate Loans and Eurodollar Loans.

         "Revolving Notes" shall have the meaning given to such term in Section 2.1(c) hereof.

         "Scheduled Funded Debt Payments" shall mean, as of the date of determination, for the Borrowers and their Subsidiaries, the sum of all scheduled payments of principal on Consolidated Funded Debt for the applicable period ending on the date of determination (including the principal component of payments due on capital leases during the applicable period ending on the date of determination).

         "Security Agreement" shall mean the Security Agreement, of even date herewith, between the Agent and the Borrowers, in the form attached hereto as
Exhibit I.

         "Security Documents" shall mean, collectively, the Security Agreement and any Blocked Account Agreement.

         "Settlement Period" shall have the meaning given to such term in
Section 2.1(d)(ii) hereof.

         "Significant Subsidiary" shall mean a Subsidiary, including its Subsidiaries, of the Company which meets any of the following conditions:

                  (a) The Company's and its other Subsidiaries' investments in and advances to such Subsidiary exceed 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

                  (b) The Company's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10 percent of the total assets of the Company and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

                  (c) The Company's and its other Subsidiaries' income derived from continuing operations, before income taxes, extraordinary items and the cumulative effect of a change in accounting principles, of such Subsidiary exceeds 10 percent of such income of the Company and its Subsidiaries consolidated for the most recently completed fiscal year.

         "6% Debentures" shall have the meaning given to such term in the definition of Permitted Indebtedness.

         "Standby Letter of Credit Fee" shall have the meaning given to such term in Section 4.5(a) hereof.

         "Structures" shall mean all plants, offices, manufacturing facilities, warehouses, administration buildings and related facilities of the Borrowers located in the Real Estate described on Schedule 6.19 attached hereto.

         "Subordinated Debt" shall mean (i) the unsecured Indebtedness described in subsections (xiv) and (xv) of the definition of Permitted Indebtedness contained herein, and (ii) additional unsecured Indebtedness of the Company which is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Required Lenders in writing such approval not to be unreasonably withheld.

         "Subsidiary" shall mean (i) any corporation in an unbroken chain of corporations beginning with the Company if all of the corporations (other than the last corporation in the unbroken chain) in the aggregate then own stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in such chain, (ii) any partnership in which the Company or any of its subsidiaries is a general partner, or (iii) any partnership, limited liability company or joint venture in which the Company or any or its subsidiaries possesses more than a 50% interest in the total capital, total income and/or total ownership interests of such Person.

         "Taxes" shall mean any federal, state, local or foreign income, sales, use, transfer, payroll, personal, property, occupancy, franchise or other tax, levy, impost, fee, imposition, assessment or similar charge, together with any interest or penalties thereon.

         "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan; (ii) the withdrawal of any Borrower, any Subsidiary or any ERISA Affiliate from a Benefit Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan; (v) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan.

         "Total Commitments" shall mean the aggregate of the Revolving Credit Commitments of all the Lenders, which in the aggregate shall not exceed $200,000,000.

         "Trade Letter of Credit Fee" shall have the meaning given to such term in Section 4.5(b) hereof.

         "Unused Line Fee" shall mean the fee required to be paid to the Agent for the benefit of the Lenders at the end of each calendar quarter as partial compensation for extending the Line of Credit to the Borrowers, and shall be determined by multiplying (i) the positive difference, if any, between (A) the Line of Credit in effect at such time and (B) the average daily Revolving Loans of the Borrowers and the Letter of Credit Obligations outstanding during such calendar quarter by (ii) the Applicable Percentage for the number of days in said calendar quarter.

         "Voting Stock" shall mean, with respect to any Person, capital stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

         1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein and all accounting determinations for purposes of determining compliance with Sections
8.1 through 8.4 hereof and otherwise to be made under this Credit Agreement shall be made in accordance with GAAP applied on a basis consistent in all material respects with the Financials. All financial statements required to be delivered hereunder from and after the Closing Date and all financial records shall be maintained in accordance with GAAP as in effect as of the date of the Financials. If GAAP shall change from the basis used in preparing the Financials, the certificates required to be delivered pursuant to Section 7.1 demonstrating compliance with the covenants contained herein shall include calculations setting forth the adjustments necessary to demonstrate how the Borrowers are in compliance with the financial covenants based upon GAAP as in effect on the Closing Date. If the Borrowers shall change their method of inventory accounting, all calculations necessary to determine compliance with the covenants contained herein shall be made as if such method of inventory accounting had not been so changed.

         1.3 Other Definitional Terms. Terms not otherwise defined herein which are defined in the Uniform Commercial Code as in effect in the State of North Carolina (the "Code") shall have the meanings given them in the Code. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Credit Agreement shall refer to the Credit Agreement as a whole and not to any particular provision of this Credit Agreement, and references to Article, Section, Schedule, Exhibit and like references are references to the Credit Agreement unless otherwise specified.


ARTICLE 2.  Loans

         2.1  Revolving Loans.

                  (a) Commitment. On the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers at any time or from time to time on or after the Closing Date and before the Expiration Date, such Lender's Proportionate Share of the Revolving Loans as may be requested or deemed requested by the Borrowers.

                  (b)  Determination of Borrowing Base.

                         (i) The Lenders agree, subject to the terms and conditions of this Credit Agreement, from time to time, to make loans and advances to the Borrowers under the Line of Credit on a revolving basis. Such loans and advances to the Borrowers (each a "Revolving Loan"; collectively the "Revolving Loans") shall not in the aggregate exceed the lesser of (A) the Line of Credit then in effect minus the Letter of Credit Obligations minus the then outstanding principal balance of the Bid Loans, and (B) an amount equal to the sum of (1) up to eighty-five percent (85%) of the then Eligible Accounts Receivable, plus (2) up to fifty percent (50%) of the then Eligible Inventory, minus (3) the Letter of Credit Obligations and the outstanding principal balance of the Bid Loans minus (4) reserves established by the Agent from time to time in its reasonable discretion; provided, that at no time may the aggregate Loans and Letter of Credit Obligations drawn or issued against the Eligible Inventory of the Borrowers exceed the Inventory Sublimit; provided further, that no more than $15,000,000 of Bill-and-Hold

         Accounts shall constitute Eligible Accounts Receivable at any time; and provided further, that the Agent shall give the Borrowers prior written notice describing in reasonable detail the basis for and calculation of any reserves described above. The amount calculated in accordance with clause (B)(1) and(B)(2) above is hereinafter referred to as the "Borrowing Base".

                        (ii) No Lender shall be obligated at any time to make available to the Borrowers its Proportionate Share of any requested Revolving Loan if such amount plus its Proportionate Share of all Revolving Loans and its Proportionate Share of all Letter of Credit Obligations then outstanding would exceed such Lender's Revolving Credit Commitment at such time. The aggregate balance of Revolving Loans and Bid Loans outstanding and the aggregate amount of all Letter of Credit Obligations outstanding shall not at any time exceed the Line of Credit. No Lender shall be obligated to make available, nor shall the Agent make available, any Revolving Loans to any of the Borrowers to the extent such Revolving Loan when added to the then outstanding Revolving Loans and Bid Loans and all Letter of Credit Obligations would cause the aggregate outstanding Revolving Loans and Bid Loans and all Letter of Credit Obligations to exceed the Borrowing Base. The Borrowers shall promptly repay to the Agent for the account of the Lenders from time to time the full amount of the excess, if any of (A) the amount of all Revolving Loans, Bid Loans and Letter of Credit Obligations outstanding over (B) the lesser of (1) the Line of Credit and (2) the Borrowing Base.

                  (c) Revolving Notes. The obligations to repay the Revolving Loans and to pay interest thereon shall be evidenced by separate promissory notes of the Borrowers to each Lender in substantially the form of Exhibit E attached hereto (the "Revolving Notes"), with appropriate insertions, one Revolving Note being payable to the order of each Lender in a principal amount equal to such Lender's Revolving Loan Commitment and representing the obligations of the Borrowers to pay such Lender the amount of such Lender's Revolving Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein. The Borrowers irrevocably authorize each Lender to make or cause to be made appropriate notations on its Revolving Note, or on a record pertaining thereon, reflecting Revolving Loans and repayments thereof. In the absence of manifest error, the outstanding amount of the Revolving Loans set forth on such Lender's Revolving Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Note to make payments of principal of or interest on any Revolving Note when due.

                  (d)  Borrowings under Revolving Notes.

                         (i) Each request for borrowings hereunder shall be made by notice in the form attached hereto as Exhibit J from the Borrowers to the Agent (the "Notice of Borrowing"), given not later than 12:00 noon (Charlotte time) (A) on the Business Day on which the proposed borrowing is requested to be made for Revolving Loans that will be Base Rate Loans and (B) three Business Days prior to the date of the requested borrowing of Revolving Loans that will be Eurodollar Loans. Each Notice of Borrowing shall be given by either telephone, telecopy, telex or cable, and, if requested by the Agent, confirmed in writing if by telephone, setting forth (1) the requested date of such borrowing,
         (2) the aggregate amount of such requested borrowing, (3) whether such

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         Revolving Loans will be Base Rate Loans or Eurodollar Loans, and if appropriate, the applicable Interest Period, (4) certification by the Borrowers that they have complied in all respects with Section 5 hereof, all of which shall be specified in such manner as is necessary to comply with all limitations on Revolving Loans outstanding hereunder (including, without limitation, availability under the Borrowing Base) and (5) the account at which such requested funds should be made available. Each Notice of Borrowing shall be irrevocable by and binding on the Borrowers. Revolving Loans consisting of less than $3,000,000 shall be made as Base Rate Loans. Revolving Loans of $3,000,000 or more may be made as Base Rate Loans or Eurodollar Loans, or a combination thereof, as the Borrowers may request; provided, that no more than twelve (12) Eurodollar Loans shall be outstanding hereunder at any one time; and provided, further, that Eurodollar Loans shall be in a minimum principal amount of $3,000,000 and integral multiples of $100,000 in excess thereof. Revolving Loans may be repaid and reborrowed in accordance with the provisions hereof.

                  The Agent shall give to each Lender prompt notice (but in no event later than 2:00 p.m. (Charlotte time) on the date of the Agent's receipt of notice from the Borrowers) of each Notice of Borrowing by telecopy, telex or cable (other than any Notice of Borrowing which will be funded by the Agent in accordance with subsection (d)(ii) below). No later than 3:00 p.m. (Charlotte time) on the date on which a borrowing is requested to be made pursuant to the applicable Notice of Borrowing, each Lender will make available to the Agent at the address of the Agent set forth on the signature pages hereto, in immediately available funds, its Proportionate Share of such borrowing requested to be made. Unless the Agent shall have been notified by any Lender prior to the date of borrowing that such Lender does not intend to make available to the Agent its portion of the borrowing to be made on such date, the Agent may assume that such Lender will make such amount available to the Agent at the end of the Settlement Period and the Agent may, in reliance upon such assumption, make available the amount of the borrowing to be provided by such Lender. Upon fulfillment of the conditions set forth in Section 5 hereof for such borrowing, the Agent will make such funds available to the Borrowers at the account specified by the Borrowers in such Notice of Borrowing.

                        (ii) Because the Borrowers anticipate requesting borrowings of Revolving Loans on a daily basis and repaying Revolving Loans on a daily basis through the collection of Accounts and the proceeds of other Collateral, resulting in the amount of outstanding Revolving Loans fluctuating from day to day, in order to administer the Revolving Loans in an efficient manner and to minimize the transfer of funds between the Agent and the Lenders, the Lenders hereby instruct the Agent, and the Agent may (but is not obligated to) (A) make available, on behalf of the Lenders, the full amount of all Revolving Loans requested by the Borrowers not to exceed $10,000,000 in the aggregate at any one time outstanding without requiring that the Borrowers give the Agent a Notice of Borrowing with respect to such borrowing and without giving each Lender prior notice of the proposed borrowing, of such Lender's Proportionate Share thereof and the other matters covered by the Notice of Borrowing and (B) if the Agent has made any such amounts available as provided in clause (A), upon repayment of Revolving Loans by the Borrowers, apply such amounts repaid directly to the amounts made available by the Agent in accordance with clause (A) and not yet settled as described below; provided, that the Agent shall not advance funds as described in clause
         (A) above if the Agent has actually received prior to such borrowing
         (1) an officers' certificate from the Company or any other Borrower pursuant to and in accordance with Section 7.1(k) that a Default or Event of Default is in existence or (2) a Notice of

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         Borrowing from any Borrower wherein the certification provided therein states that the conditions to the making of the requested Revolving Loans have not been satisfied or (3) a written notice from any Lender that the conditions to such borrowing have not been satisfied, which officers' certificate, Notice of Borrowing or notice, in each case, shall not have been rescinded. If the Agent advances Revolving Loans on behalf of the Lenders, as provided in the immediately preceding sentence, the amount of outstanding Revolving Loans and each Lender's Proportionate Share thereof shall be computed weekly rather than daily and shall be adjusted upward or downward on the basis of the amount of outstanding Revolving Loans as of 5:00 p.m. (Charlotte time) on the Business Day immediately preceding the date of each computation; provided, however, that the Agent retains the absolute right at any time or from time to time to make the aforedescribed adjustments at intervals more frequent than weekly. The Agent shall deliver to each of the Lenders after the end of each week, or such lesser period or periods as the Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereafter referred to as a "Settlement Period"). If the summary statement is sent by the Agent and received by the Lenders prior to 12:00 Noon (Charlotte time) on any Business Day each Lender shall make the transfers described in the next succeeding sentence no later than 3:00 p.m. (Charlotte time) on the day such summary statement was sent; and if such summary statement is sent by the Agent and received by the Lenders after 12:00 Noon (Charlotte time) on any Business Day, each Lender shall make such transfers no later than 3:00 p.m. (Charlotte time) on the next succeeding Business Day. If in any Settlement Period, the amount of a Lender's Proportionate Share of the Revolving Loans is in excess of the amount of Revolving Loans actually funded by such Lender, such Lender shall forthwith (but in no event later than the time set forth in the next preceding sentence) transfer to the Agent by wire transfer in immediately available funds the amount of such excess; and, on the other hand, if the amount of a Lender's Proportionate Share of the Revolving Loans in any Settlement Period is less than the amount of Revolving Loans actually funded by such Lender, the Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of such difference. The obligation of each of the Lenders to transfer such funds shall be irrevocable and unconditional and without recourse to or warranty by the Agent. Each of the Agent and the Lenders agree to mark their respective books and records at the end of each Settlement Period to show at all times the dollar amount of their respective Proportionate Shares of the outstanding Revolving Loans. Because the Agent on behalf of the Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when the Lenders will actually advance and/or be repaid Revolving Loans, interest with respect to Revolving Loans shall be allocated by the Agent to each Lender (including the Agent) in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender (including the Agent) during each Settlement Period and shall accrue from and including the date such Revolving Loans are advanced by the Agent to but excluding the date such Loans are repaid by the Borrowers in accordance with Section 2.4 or actually settled by the applicable Lender as described in this Section 2.1(d)(ii).

                       (iii) If the amounts described in subsection (d)(i) or
         (d)(ii) of this Section 2.1 are not in fact made available to the Agent by a Lender (such Lender being hereinafter referred to as a "Defaulting Lender") and the Agent has made such amount available to the Borrowers, the Agent shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the Borrowers and the Borrowers shall immediately (but in no event

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         later than five Business Days after such demand) pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Defaulting Lender and the Borrowers, (A) interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Borrowers to the date such corresponding amount is recovered by the Agent, at a rate per annum equal to either (1) if paid by such Defaulting Lender, the overnight Federal Funds Rate or (2) if paid by the Borrowers, the then applicable rate of interest, calculated in accordance with Section
         4.1 hereof, plus (B) in each case, an amount equal to any costs (including legal expenses) and losses incurred as a result of the failure of such Defaulting Lender to provide such amount as provided in this Credit Agreement. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder, including, without limitation, the right of the Borrowers to seek reimbursement from any Defaulting Lender for any amounts paid by the Borrowers under clause
         (B) above on account of such Defaulting Lender's default.

                        (iv) The failure of any Lender to make the Revolving Loan to be made by it as part of any borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any borrowing.

                         (v) Each Lender shall be entitled to earn interest at the then applicable rate of interest, calculated in accordance with
         Article 4 hereof, on outstanding Revolving Loans which it has funded to the Agent from the date such Lender funded such Revolving Loan to but excluding the date on which such Lender is repaid with respect to such Revolving Loan.

                        (vi) Notwithstanding the obligation of the Borrowers to send written confirmation of a Notice of Borrowing made by telephone if and when requested by the Agent, in the event that the Agent agrees to accept a Notice of Borrowing made by telephone, such telephonic Notice of Borrowing shall be binding on the Borrowers whether or not written confirmation is sent by the Borrowers or requested by the Agent so long as such telephonic Notice of Borrowing was made by a representative designated by the Company in writing and so long as the Agent confirmed such telephonic Notice of Borrowing with another such representative. The Agent's records of the terms of any telephonic Notices of Borrowing shall be conclusive on the Borrowers in the absence of gross negligence or willful misconduct on the part of the Agent in connection therewith.

         2.2  Bid Loans.

                  (a) Making the Bid Loans. Subject to the terms and conditions set forth in this Credit Agreement, the Lenders hereby agree that the Borrowers shall be permitted to request and receive from any Lender or Lenders, in each case in such Lender's sole and absolute discretion, loans consisting of short term "money market" borrowings (the "Bid Loans") at a fixed rate of interest under this Section 2.2 from time to time during the period commencing on the Closing Date until (but not including) the date occurring fourteen (14) days prior to the Expiration Date (provided, that no Bid Loan shall be outstanding after the Expiration Date), provided that (i) the maturity of any such Bid Loan shall not be more than thirty (30) days from the date of such Bid Loan, (ii) the aggregate principal amount of all Bid Loans from all the Lenders outstanding at any one time shall not exceed (A) the Maximum Bid Amount or (B) when aggregated with all

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         other Bid Loans and Revolving Loans outstanding plus the Letter of
         Credit Obligations, the lesser of the Line of Credit then in effect and the Borrowing Base Amount, (iii) the Borrowers shall have provided the Agent with a Notice of Bid Loan as required under Section 2.2(b) hereof and the appropriate Lender or Lenders shall have delivered to the Agent a Lender Confirmation with respect to such Bid Loans as required by
         Section 2.2(c) hereof, (iv) the Line of Credit (except for purposes of calculating the Unused Line Fee) shall be reduced by the aggregate principal amount of all such Bid Loans outstanding at any one time and
         (v) no Bid Loan shall be made after the occurrence and during the continuance of an Event of Default.

                  (b) Notices of Bid Loans. The Borrowers may request one or more Bid Loans hereunder from any of the Lenders. At such time as the Borrowers and any Lender or Lenders agree to a Bid Loan, the Borrowers shall notify the Agent by not later than 12:00 noon (Charlotte time) on the proposed borrowing date of such Bid Loan (a "Notice of Bid Loan"), in substantially the form of Exhibit G attached hereto, specifying (i) the aggregate amount of the proposed Bid Loan, (ii) the rate of interest applicable to such Bid Loan, (iii) the maturity date of such Bid Loan and (iv) the Lender or Lenders making the Bid Loans. All Bid Loans shall be in a minimum principal amount of $250,000. The interest payment date for each Bid Loan shall be the maturity date for such Bid Loan. All computations of interest on the Bid Loans shall be made on the basis of a year of 360 days for the actual number of days occurring in the period for which such interest is payable.

                  (c) Lender Confirmations. Not later than 1:00 p.m. (Charlotte time) on the proposed borrowing date of any Bid Loan, each Lender making a Bid Loan on such date shall notify the Agent of such Bid Loan (the "Lender Confirmation"), in substantially the form of Exhibit H attached hereto, confirming all the information provided to the Agent in the Notice of Bid Loan delivered to the Agent by the Borrowers with respect to such Bid Loan.

                   (d) Notice of Bid Loans; Irrevocable. Each Notice of Bid Loan the Borrowers to accept the Bid Loans requested on the proposed Borrowing Date.

                  (e) Availability of Bid Loan Proceeds. Not later than 3:00 p.m. (Charlotte time) on the proposed borrowing date of any Bid Loans, the Lender or Lenders making the Bid Loans will make available to the Agent in immediately available funds, the amount to be loaned by it on such borrowing date. Upon receipt from each Lender of the amount of its Bid Loan, and upon satisfaction of the conditions precedent under
         Article 5 hereof, to the extent applicable, the Agent will make the aggregate amount of such Bid Loans available to the Borrowers.

                  (f) Bid Notes. The obligations to repay the Bid Loans and to pay interest thereon shall be evidenced by separate promissory notes to each Lender of the Borrowers in substantially the form of Exhibit F attached hereto (the "Bid Notes"), with appropriate insertions, one Bid Note being payable to the order of each Lender in a principal amount equal to the Maximum Bid Amount and representing the obligations of the Borrowers to pay to such Lender the Maximum Bid Amount or, if less, the aggregate unpaid principal amount of the Bid Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein. The Borrowers irrevocably authorize each Lender to make or cause to be made appropriate notations on its Bid Note, or on a record pertaining thereto, reflecting Bid Loans and repayments thereof. In the absence of manifest error, the

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         outstanding amount of the Bid Loans set forth on such Lender's Bid Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Bid Note to make payments of principal of or interest on any Bid Note when due.

         2.3  Optional and Mandatory Prepayments; Reduction of Commitments.

                  (a) The aggregate balance of Revolving Loans, Bid Loans and Letter of Credit Obligations outstanding at any time in excess of the Borrowing Base shall be immediately due and payable without the necessity of any notice or demand.

                  (b) The Borrowers shall promptly apply the net cash proceeds received by the Borrowers or any of their Subsidiaries from asset sales (including sales of stock) to the repayment first, of all unpaid Fees and expenses owing to the Agent and the Lenders in accordance with
         Section 14.8 hereof, second, of accrued but unpaid interest on the Loans and unreimbursed Letter of Credit Obligations, and then, of the outstanding principal balance of, the outstanding Loans and unreimbursed Letter of Credit Obligations.

                  (c) The Borrowers shall have the right to prepay the Revolving Loans in whole or in part from time to time on any Business Day without premium or penalty; provided, however, that (i) Revolving Loans that are Eurodollar Loans may only be prepaid on three Business Days' prior written notice to the Agent specifying the applicable Revolving Loans to be prepaid; (ii) any prepayment of Revolving Loans that are Eurodollar Loans will be subject to Section 4.10; (iii) each such partial prepayment of Revolving Loans shall be (A) in the case of Revolving Loans that are Eurodollar Loans, in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof and (B) in the case of Revolving Loans that are Base Rate Loans, in a minimum principal amount of $10,000. Subject to the foregoing terms, amounts prepaid hereunder shall be applied as the Borrowers may elect; provided, that if the Borrowers shall fail to specify application of a voluntary prepayment then such prepayment shall be applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

                  (d) On the Expiration Date, the Revolving Credit Commitment of each Lender shall automatically reduce to zero and may not be reinstated and all of the Loans and unreimbursed Letter of Credit Obligations shall be due and payable.

                  (e) The Company may permanently reduce the Line of Credit, in whole or in part, at any time and from time to time upon five (5) Business Days' prior written notice to the Agent; provided, that each partial reduction shall be in an aggregate amount at least equal to $5,000,000 and in integral multiples of $5,000,000 above such amount.

                   (f) Except as provided in Section 2.3(a) above, the Bid Loans may not be prepaid.

         2.4  Payments and Computations.

                   (a) The Borrowers shall make each payment hereunder and under the Notes not later than 2:00 p.m. (Charlotte time) on the day when due. Payments made by the Borrowers shall be in U.S. Dollars to the Agent at its address referred to in Section 14.5

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         hereof in immediately available funds. Payments made with respect to the Revolving Loans shall be applied to repay Revolving Loans consisting of Base Rate Loans first and then Revolving Loans consisting of Eurodollar Loans. As soon as practicable after the Agent receives payment from the Borrowers, but in no event later than one Business Day after such payment has been made, subject to Section 2.1(d)(ii), the Agent will cause to be distributed like funds relating to the payment of principal, interest, or Fees (other than amounts payable to the Agent to reimburse the Agent and the Issuing Bank for fees and expenses payable solely to them pursuant to Article 4 hereof) or expenses payable to the Agent and the Lenders in accordance with Section 14.8 hereof ratably to the Lenders, and like funds relating to the payment of any other amounts payable to such Lender, in each case to be distributed and applied in accordance with the terms of subsection (b) or (c) of this Section 2.4.

                  (b) (i) The Borrowers, individually or through the Company, shall have each established and shall maintain lockboxes (the "Lockboxes") and shall instruct all account debtors on the Accounts of each Borrower to remit all payments to its respective Lockboxes. All amounts received by the Borrowers from any account debtor, in addition to all other cash received from any other source including but not limited to proceeds from asset sales and judgments, shall be promptly deposited into the applicable Blocked Account (as defined below), the FUCC Cash Collateral #2 Account or, if made by wire transfer, directly to the FUCC Master Account.

                  (ii) Each Borrower, individually or through the Company, the Agent and financial institutions selected by the Company and reasonably acceptable to the Agent (the "Lockbox Banks") shall enter into three party agreements in the form of Exhibit L hereto (the "Blocked Account Agreements"), providing, among other things, for the following:

                           (A) The Borrowers, individually or through the
                  Company, will open and establish for the benefit of the Agent on behalf of the Lenders an account at each Lockbox Bank (each a "Blocked Account"). Notwithstanding the foregoing, in lieu of establishing a Blocked Account with First Union, the FUCC Cash Collateral #2 Account will serve as the Borrowers' Blocked Account with respect to the Lockboxes opened with First Union.

                           (B) All receipts held in the Lockboxes shall be
                  remitted daily to the appropriate Blocked Account or the FUCC Cash Collateral #2 Account, as applicable. Upon the terms and subject to the conditions set forth in the Blocked Account Agreements, all amounts held in the Blocked Accounts with Lockbox Banks other than First Union shall be deposited into the FUCC Cash Collateral #1 Account.

                           (C) All funds deposited into the FUCC Cash Collateral
                  #1 Account on any Business Day shall be transferred to FUCC Master Account and shall be applied by the Agent on such Business Day to reduce the then outstanding balance of the Revolving Loans, to pay Bid Loans then due, and to pay accrued interest thereon; all funds deposited into the FUCC Cash Collateral #2 Account on any Business Day shall be transferred to the FUCC Master Account on the next following Business Day and shall be applied by the Agent to reduce the then outstanding balance of the Revolving Loans, to pay Bid Loans then due and to pay accrued interest thereon, provided, that for the purpose of determining the availability of Revolving Loans hereunder, such funds deposited into the FUCC

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                  Cash Collateral #2 Account shall be deemed to have reduced the outstanding Revolving Loans on the Business Day such funds were deposited into such account. All funds received by wire transfer in immediately available funds into the FUCC Master Account shall be applied by the Agent on the Business Day so received to reduce the then outstanding balance of the Revolving Loans, the Bid Loans then due and to pay accrued interest thereon.

                  (iii) The Borrowers may close Lockboxes and/or open new lockboxes with the prior written consent of the Agent (which consent shall not be unreasonably withheld) and subject to prior execution and delivery to the Agent of lockbox agreements or blocked account agreements consistent with the provisions of this Section 2.4(b) and in form and substance reasonably satisfactory to the Agent and its counsel.

                  (c) After the occurrence and during the continuation of an Event of Default, the Borrowers hereby authorize each Lender to charge from time to time against any or all of the Borrowers' accounts with such Lender any of the Obligations which are then due and payable. Each Lender receiving any payment as a result of charging any such account shall promptly notify the Agent thereof and make such arrangements as the Agent shall request to share the benefit thereof in accordance with
         Section 2.8 hereof.

                  (d) Notwithstanding the foregoing provisions to the contrary, the Subsidiaries of the Company which conduct substantially all of their business in Canada shall not be required to establish Lockboxes; provided, however, that such Subsidiaries shall not maintain more than the U.S. Dollar equivalent of $2,000,000 in the aggregate in their respective bank accounts.

                  (e) Except as otherwise provided herein with respect to Eurodollar Loans, any payments falling due under this Credit Agreement on a day other than a Business Day shall be due and payable on the next succeeding Business Day and shall accrue interest at the applicable interest rate provided for in this Credit Agreement to but excluding such Business Day.

         2.5 Maintenance of Account. The Agent shall maintain an account on its books in the name of the Borrowers in which each of the Borrowers will be charged with all loans and advances made by the Lenders to such Borrower or for such Borrower's account, including the Loans, the Letter of Credit Obligations and any other Obligations, including any and all costs, expenses and reasonable attorney's fees actually incurred which the Agent may incur, including, without limitation, in connection with the exercise by or for the Lenders of any of the rights or powers herein conferred upon the Agent (other than in connection with any assignments or participations by any Lender) or in the prosecution or defense of any action or proceeding by or against any Borrower or the Lenders concerning any matter arising out of, connected with, or relating to this Credit Agreement or the Accounts, or any Obligations owing to the Lenders by any Borrower. The Borrowers will be credited in accordance with Section 2.4(b)(ii)(C) above, with all amounts received by the Lenders from the Borrowers or from others for the Borrowers' account, including, as above set forth, all amounts received by the Agent in payment of Accounts. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Agent's right to demand payment of any Obligation upon its maturity. Further, it is understood that the Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers' contracts or obligations relating to the Accounts.

         2.6 Statement of Account. After the end of each month the Agent shall send the Borrowers a statement showing the accounting for the charges, loans, advances and other transactions occurring between the Lenders and the Borrowers during that month. In the absence of manifest error, the monthly statements shall be deemed correct and binding upon the Borrowers and shall constitute an account stated between the Borrowers and the Lenders unless the Agent receives a written statement of the Borrowers' exceptions within thirty (30) days after same is received by the Borrowers.

         2.7  Taxes.

                  (a) Any and all payments by the Borrowers hereunder or under the Notes to or for the benefit of any Lender shall be made, in accordance with Section 2.4 hereof, free and clear of and without deduction for any and all present or future Taxes, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of each such Lender and the Agent, Taxes imposed on or measured by the Agent's or any Lender's net income or receipts, Taxes in lieu of net income taxes, and franchise Taxes imposed on it, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and the Agent or such Lender (excluding a connection arising solely from the Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or the other Credit Documents). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to or for the benefit of any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Taxes (including deductions of Taxes applicable to additional sums payable under this Section 2.7) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount so deducted to the relevant taxation authority or other authority in accordance with applicable law; provided, however, that such Borrower shall be under no obligation to increase the sum payable to any Lender not organized under the laws of the United States or a state thereof (a "Foreign Lender") by an amount equal to the amount of the United States tax required to be withheld under United States law from the sums paid to such Foreign Lender, if such withholding is caused by the failure of such Foreign Lender to be engaged in the active conduct of a trade or business in the United States or all amounts of interest and fees to be paid to such Foreign Lender hereunder are not effectively connected with such trade or business within the meaning of United States Treasury Regulation 1.441-4(a).

                  (b) Each Foreign Lender agrees that it will deliver to the Borrowers and the Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Lender also agrees to deliver to the Borrowers and the Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers, and such extensions or renewals thereof as may reasonably be requested by the Borrowers or the Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Agent. Such Lender shall certify (A) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Credit Agreement without deduction or withholding of any United States federal income taxes and (B) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax.

                  (c) In addition, the Borrowers agree to pay any present or future stamp, documentary, privilege, intangible or similar taxes or any other excise or property taxes, charges or similar levies that arise at any time or from time to time (i) from any payment made under any and all Credit Documents, (ii) from the transfer of the rights of any Lender under any Credit Documents to any other Lender or Lenders or
         (iii) from the execution or delivery by any Borrower of, or from the filing or recording or maintenance of, or otherwise with respect to, any and all Credit Documents (hereinafter referred to as "Other Taxes").

                  (d) The Borrowers will indemnify each Lender and the Agent for the full amount of Taxes (including, without limitation and without duplication, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.7), subject to (i) the exclusion set out in the first sentence of Section 2.7(a), (ii) the provisions of Section 2.7(b), and (iii) the provisions of the proviso set forth in Section 2.7(a), and will indemnify each Lender and the Agent for the full amount of Other Taxes (including, without limitation and without duplication, any Taxes imposed by any jurisdiction on amounts payable under this Section 2.7) paid by such Lender or the Agent (on its own behalf or on behalf of any Lender), as the case may be, in respect of payments made or to be made hereunder, and any liability (including penalties, interest and expenses) arising solely therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment of this indemnification shall be made within 30 days from the date such Lender or the Agent, as the case may be, makes written demand therefor.

                  (e) Within 30 days after the date of any payment of Taxes or Other Taxes, the applicable Borrower shall furnish to the Agent, at its address referred to in Section 14.5 hereof, the original or certified copy of a receipt evidencing payment thereof.

                  (f) In the event the Agent or any Lender receives a refund of any Taxes, Other Taxes or other amounts paid by any Borrower pursuant to this Section 2.7, it will pay to such Borrower the amount of such refund promptly upon receipt thereof; provided that, if at any time thereafter the Agent or such Lender is required to return such refund, the Borrowers shall promptly repay to the Agent or such Lender the amount of such refund.

                  (g) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.7 shall survive the payment in full of all Obligations hereunder and under the Revolving Notes.

         2.8 Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Loans made by it or its participation in Letters of Credit in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Lender shall forthwith purchase from the other Lenders such participations in the Loans made by them or in their participation in Letters of Credit as shall be necessary to cause such purchasing Lender to share the excess payment accruing all Lenders in accordance with their respective ratable shares as provided for in this

Credit Agreement; provided, however, that if all or any portion of such excess is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) or any interest or other amount paid or payable by the purchasing Lender in respect to the total amount so recovered. The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 2.8 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

         2.9 Pro Rata Treatment. Each Loan, each payment or prepayment of principal of any Loan or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Loans, each payment of the Unused Line Fee, each payment of the Standby Letter of Credit Fee, each payment of the Trade Letter of Credit Fee, each reduction of the Revolving Credit Commitment and each conversion or extension of any Loan, shall be allocated pro rata among the Lenders in accordance with the respective principal amounts of their outstanding Loans and their participation interests in the Letters of Credit; provided, however, that the foregoing fees payable hereunder to the Lenders shall be allocated to each Lender based on such Lender's Proportionate Share. With respect to Bid Loans, if the Borrowers fail to specify the particular Bid Loan or Loans as to which any payment or other amount should be applied and it is not otherwise clear as to the particular Bid Loan or Loans to which such payment or other amounts relate, or any such payment or other amount is to be applied to Bid Loans without regard to any such direction by the Borrowers, then each payment or prepayment of principal on Bid Loans and each payment of interest or other amount on or in respect of Bid Loans, shall be allocated pro rata among the relevant Lenders in accordance with the then outstanding amounts of their respective Bid Loans.

         2.10 Extensions and Conversions. Subject to the terms of Article 5 hereof, the Borrowers shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent permissible Interest Period, to convert Base Rate Loans into Eurodollar Loans, or to convert Eurodollar Loans into Base Rate Loans; provided, however, that (i) except as provided in Section 4.10, Eurodollar Loans may be converted into Base Rate Loans only on the last day of the Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be subject to the terms of the definition of "Interest Period" and shall be in such minimum amounts as provided in Section 2.1(d)(i), and (iv) no more than twelve (12) separate Eurodollar Loans shall be outstanding hereunder at any time. Each such extension or conversion shall be effected by the Borrowers by giving a written notice in the form of Exhibit K hereto (a "Notice of Extension/Conversion") (or telephone notice promptly confirmed in writing) to the Agent prior to 12:00 noon (Charlotte time) on the Business Day of, in the case of the conversion of a Eurodollar Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the extension of a Eurodollar Loan as, or conversion of a Base Rate Loan into, a Eurodollar Loan, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion shall constitute a representation and warranty by the Borrowers of the matters specified in Section 5 hereof. In the event the Borrowers fail to request extension or conversion of any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Agent shall give each Lender notice as promptly as practicable of any such proposed extension or conversion affecting any Loan.

         2.11 Replacement of Lenders. In the event any Lender delivers to the Borrowers any notice in accordance with Section 2.7, 4.7 or 4.9, then the Borrowers shall have the right, if no Default or Event of Default then exists, to replace such Lender (the "Replaced Lender") with one or more additional banks or financial institutions (collectively, the "Replacement Lender"), provided, that (a) at the time of any replacement pursuant to this Section 2.11, the Replacement Lender shall enter into one or more Assignment and Acceptance agreements pursuant to, and in accordance with the terms of, Section 14.6(c) (and with all processing and recordation fees payable pursuant to said Section 14.6(c) to be paid by the Replacement Lender or, at their option, the Borrowers) pursuant to which the Replacement Lender shall acquire all of the rights and obligations of the Replaced Lender hereunder and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (i) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (ii) all accrued, but theretofore unpaid, fees owing to the Replaced Lender pursuant to Section 4.3, and (b) all other obligations of the Borrowers owing to the Replaced Lender (including all other obligations, if any, owing pursuant to Sections 4.7 and 4.9) shall be paid in full to such Replaced Lender concurrently with such replacement.


ARTICLE 3.  Letters of Credit

         3.1 Issuance. Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Closing Date until the Expiration Date as the Borrowers may request, in a form acceptable to the Issuing Bank; provided, however, that (i) the Letter of Credit Obligations outstanding shall not at any time exceed TWENTY MILLION DOLLARS ($20,000,000) (the "Letter of Credit Committed Amount") and (ii) the sum of the aggregate principal amount of outstanding Revolving Loans plus the aggregate principal amount of outstanding Bid Loans plus Letter of Credit Obligations outstanding shall not at any time exceed the lesser of the Line of Credit or the Borrowing Base. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Expiration Date. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

         3.2 Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by the Borrowers to the Issuing Bank at least three
(3) Business Days prior to the requested date of issuance. The Issuing Bank will, upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

         3.3 Participation. Each Lender, upon issuance of a Letter of Credit (or, in the case of each Existing Letter of Credit, on the Closing Date), shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Proportionate Share, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Proportionate Share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Proportionate Share of such unreimbursed drawing in same day funds on the day of notification by the Issuing Bank of an unreimbursed drawing pursuant to the provisions of Section 3.4 hereof. The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided. As of the Closing Date, each Existing Letter of Credit shall be deemed for all purposes of the Credit Agreement and the other Credit Documents to be a Letter of Credit.

         3.4 Reimbursement. In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify the Borrowers. Unless the Borrowers shall immediately notify the Issuing Bank that the Borrowers intend to otherwise reimburse the Issuing Bank for such drawing, the Borrowers shall be deemed to have requested that the Lenders make a Revolving Loan in the amount of the drawing as provided in Section 3.5 hereof on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. The Borrowers promise to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Revolving Loan obtained hereunder or otherwise) in same day funds. If the Borrowers shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Base Rate plus the sum of (i) the Applicable Percentage for Base Rate Loans and (ii) two percent (2%). The Borrowers' reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim (unless mandatory) or defense to payment the Borrowers may claim or have against the Issuing Bank, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of the Borrowers to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit; provided that in no event shall any such claim against the Issuing Bank, the Agent or any Lender be deemed to have been waived by the Borrowers but may be pursued separately. The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender's Proportionate Share of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 2:00 P.M. (Charlotte time) otherwise such payment shall be made at or before 12:00 Noon (Charlotte time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Base Rate. Each Lender's obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of the

Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against the Borrowers with respect thereto.

         3.5 Repayment with Revolving Loans. On any day on which the Borrowers shall have requested, or been deemed to have requested, a Revolving Loan advance to reimburse a drawing under a standby Letter of Credit, the Agent shall give notice to the Lenders that a Revolving Loan has been requested or deemed requested by the Borrowers to be made in connection with a drawing under a Letter of Credit, in which case a Revolving Loan advance comprised of Base Rate Loans (or Eurodollar Loans to the extent the Borrower has complied with the procedures of Section 2.1(d)(i) with respect thereto) shall be immediately made to the Borrowers by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 11.2) pro rata based on the respective Proportionate Shares of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations. Each such Lender hereby irrevocably agrees to make its Proportionate Share of each such Revolving Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for advances of Revolving Loans otherwise required hereunder, (ii) whether any conditions specified in Article 5 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Revolving Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Revolving Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency proceeding with respect to any Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the Borrowers on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Proportionate Shares of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 11.2)), provided, that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by the Borrowers in accordance with the terms of Section 3.4 hereof, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Revolving Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Base Rate.

         3.6 Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

         3.7 Uniform Customs and Practices. The Issuing Bank may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the "UCP"), in which case the UCP may be incorporated therein and deemed in all respects to be a part thereof.

         3.8  Indemnification; Nature of Issuing Bank's Duties.

                  (a) In addition to its other obligations under this Article 3, the Borrowers hereby agree to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions, herein called "Government Acts").

                  (b) As between the Borrowers and the Issuing Bank, the Borrowers shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Except as a result of the gross negligence or willful misconduct of the Issuing Bank, the Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank's rights or powers hereunder.

                  (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to any Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all Government Acts. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

                  (d) Nothing in this Section 3.8 is intended to limit the reimbursement obligations of the Borrower contained in Section 3.4 above. The obligations of the Borrowers under this Section 3.8 shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Credit Agreement.

                  (e) Notwithstanding anything to the contrary contained in this
         Section 3.8, the Borrowers shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank
         (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank's failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

         3.9 Responsibility of Issuing Bank. It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth in
Article 5 have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Article 5 shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Article 5 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

         3.10 Conflict with Letter of Credit Documents. In the event of any conflict between this Credit Agreement and any Letter of Credit Document (including any letter of credit application), this Credit Agreement shall control.


ARTICLE 4.  Interest and Fees

         4.1 Interest on Loans. Subject to the provisions of Section 4.2 hereof, interest on the Revolving Loans shall be payable (a) for Base Rate Loans, quarterly in arrears as of the end of each calendar quarter and the interest rate shall be equal to the Base Rate plus the Applicable Percentage on the average balances of the Base Rate Loans owing to the Lenders in the Borrowers' Revolving Loan accounts at the close of business for each day during each calendar quarter and (b) for Eurodollar Loans, on the last day of the applicable Interest Period (and with respect to any Eurodollar Loan with an Interest Period of 6 months, on the date 3 months after the making of such Eurodollar Loan) and the interest rate shall be equal to the Eurodollar Rate plus the Applicable Percentage on the outstanding amount of each such Eurodollar Loan. In the event of any change in the Base Rate, the rate hereunder shall change, effective as of the day the Base Rate changes. Subject to the provisions of Section 4.2 hereof, interest on the Bid Loans shall be payable on the maturity date of each such Bid Loan and the interest rate shall be equal to the rate agreed to by the Borrowers and the Bid Lender making such Bid Loan. The interest rates hereunder shall be calculated based on a 360 day year for the actual number of days elapsed.

         4.2 Interest After Event of Default. Interest on any amount of matured principal under the Loans, and at the election of the Required Lenders, interest on the amount of principal under the Loans outstanding as of the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (a) all Obligations have been paid and satisfied in full or (b) such Event of Default shall have been cured or waived, shall be payable on demand at a rate equal to the rate at which the Revolving Loans are then bearing interest pursuant to Section 4.1 above, plus two percent (2%). In the event of any change in said applicable interest rate, the rate hereunder shall change, effective as of the day the applicable interest rate changes, so as to remain two percent (2%) above the then applicable interest rate. The rate hereunder shall be calculated based on a 360 day year for the actual number of days elapsed.

         4.3 Unused Line Fee. At the end of each calendar quarter the Borrowers shall pay to the Agent for the benefit of the Lenders the Unused Line Fee due in respect of such calendar quarter.

         4.4 Lenders' Fees/Agent's Fees. On the Closing Date the Agent shall pay to each Lender its respective Lender's Fees that are required to be paid on the Closing Date pursuant to the terms of such Lender's fee letter with the Agent. The Borrowers shall pay all fees required to be paid to the Agent under the Fee Letter at the times and in the amounts set forth therein.

         4.5  Letter of Credit Fees.

                  (a) Standby Letter of Credit Issuance Fee. In consideration of the issuance of standby Letters of Credit hereunder, the Borrowers promise to pay to the Agent for the account of each Lender a fee (the "Standby Letter of Credit Fee") on such Lender's Revolving Credit Commitment of the average daily maximum amount available to be drawn under each such standby Letter of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration (or from the Closing Date to the date of expiration with respect to each Existing Letter of Credit) equal to the Applicable Percentage for Eurodollar Loans. The Standby Letter of Credit Fee will be payable quarterly in arrears on the last day of each calendar quarter.

                  (b) Trade Letter of Credit Drawing Fee. In consideration of the issuance of trade Letters of Credit hereunder, the Borrowers promise to pay to the Agent for the account of each Lender such customary and usual fees as are typically charged for drawings under trade letters of credit (collectively, the "Trade Letter of Credit Fee") with respect to each drawing under any such trade Letter of Credit. The Trade Letter of Credit Fee will be payable on each date of drawing under the applicable trade Letter of Credit.

                  (c) Issuing Bank Fees. In addition to the Standby Letter of Credit Fee payable pursuant to clause (a) above and the Trade Letter of Credit Fee payable pursuant to clause (b) above, the Borrowers promise to pay to the Issuing Bank for its own account without sharing by the other Lenders a fronting fee equal to 0.125% of the face amount of each Letter of Credit (payable upon issuance) and the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the "Issuing Bank Fees").

         4.6 Authorization to Charge Account. The Borrowers hereby authorize the Agent to charge the Borrowers' Revolving Loan accounts with the amount of all payments and fees due hereunder to the Lenders, the Agent and the Issuing Banks as and when such payments become due. The Borrowers confirm that any charges which the Agent may so make to the Borrowers' Revolving Loan accounts as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion.

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         4.7 Indemnification in Certain Events. If after the Closing Date, either (a) any change in or in the interpretation of any law or regulation is introduced, including, without limitation, with respect to reserve requirements (excluding the Eurodollar Reserve Percentage), applicable to FUCC or any other banking or financial institution from whom any of the Lenders borrow funds or obtain credit (a "Funding Bank") or any of the Lenders, or (b) a Funding Bank or any of the Lenders complies with any future guideline or request from any central bank or other governmental authority or (c) a Funding Bank or any of the Lenders determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any of the Lenders complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any of the Lenders' capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank's or Lenders' policies with respect to capital adequacy) by an amount deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (a), (b) or (c) is or results in an increase in the cost to any of the Lenders of funding or maintaining the Line of Credit, then the Borrowers shall from time to time upon demand by the Agent, pay to the Agent additional amounts sufficient to indemnify the Lenders against such increased cost. Notwithstanding the foregoing, if any Lender fails to notify the Borrowers of any event that will entitle such Lender to compensation under this Section 4.7 within 90 days after such Lender becomes aware of such event, then such Lender shall not be entitled to any compensation from the Borrowers for any such amounts arising prior to the date that is 90 days before the date on which such Lender notifies the Borrowers of such event. A certificate as to the amount of such increased cost shall be submitted to the Borrowers by the Agent and shall be conclusive and binding absent manifest error.

         4.8 Inability To Determine Interest Rate. If prior to the first day of any Interest Period, the Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter, and will also give prompt written notice to the Borrowers when such conditions no longer exist. If such notice is given (a) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (b) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (c) each outstanding Eurodollar Loan shall be converted, on the last day of the then-current Interest Period thereof, to Base Rate Loans. Until such notice has been withdrawn by the Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Base Rate Loans to Eurodollar Loans.

         4.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other governmental authority or in the interpretation or application thereof occurring after the Closing Date shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Credit Agreement, (a) such Lender shall

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promptly give written notice of such circumstances to the Borrowers and the
Agent (which notice shall be withdrawn whenever such circumstances no longer exist), (b) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert a Base Rate Loan to Eurodollar Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Loans, such Lender shall then have a commitment only to make a Base Rate Loan when a Eurodollar Loan is requested and (c) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.10 hereof.

         4.10 Funding Indemnity. The Borrowers, jointly and severally, promise to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or extension of Eurodollar Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Credit Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers have given a notice thereof in accordance with the provisions of this Credit Agreement, (c) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, (d) default by the Borrowers in making a borrowing of Bid Loans after the Borrowers have given a notice requesting the same in accordance with the provisions of this Credit Agreement,
(e) default by the Borrowers in making any prepayment of a Bid Loan after the Borrowers have given a notice thereof in accordance with the provisions of this Credit Agreement or (f) the making of a prepayment of Bid Loans on a day which is not the maturity date with respect thereto. With respect to Revolving Loans that are Eurodollar Loans, such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein but exclusive of the Applicable Percentage over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market. This covenant shall survive the termination of this Credit Agreement and the payment of the Loans and all other amounts payable hereunder.


ARTICLE 5.  Conditions Precedent

         The obligation of the Lenders to make any Loan or of the Issuing Bank to issue any Letter of Credit hereunder is subject to the satisfaction of, or waiver of, immediately prior to or concurrently with the making of such Loan or issuance of such Letter of Credit the following conditions precedent:

         5.1 Closing Document List and Conditions. On or prior to the Closing Date, the Lenders shall have received each of the documents, opinions and certificates set forth on the

Closing Document List attached hereto as Schedule 1.1B and the conditions set forth therein shall have been satisfied or waived.

         5.2 Material Adverse Change. (a) No Material Adverse Change shall have occurred and be continuing and (b) no occurrence or event which is reasonably likely to have a Material Adverse Effect shall have occurred and be continuing.

         5.3 Fees. On or prior to the Closing Date, the Lenders shall have received payment in full of the Lenders' Fees.

         5.4 Representations and Warranties; No Default. On the date of the making of any Loan or the issuance of any Letter of Credit, both before and after giving effect thereto and to the application of the proceeds therefrom, the following statements shall be true to the satisfaction of the Agent (and each request for a Loan and request for a Letter of Credit, and the acceptance by the Borrower of the proceeds of such Loan or issuance of such Letter of Credit, shall constitute a representation and warranty by the Borrowers that on the date of such Loan or issuance of such Letter of Credit before and after giving effect thereto and to the application of the proceeds therefrom, such statements are true): (a) the representations and warranties contained in this Credit Agreement are true and correct in all material respects on and as of the date of such Loan or issuance of such Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); (b) no event has occurred and is continuing, or would result from such Loan or issuance of such Letter of Credit or the application of the proceeds thereof, which would constitute a Default or an Event of Default under this Credit Agreement; and (c) no Material Adverse Change, or development reasonably likely to have a Material Adverse Effect shall have occurred and be continuing.

         5.5 Notice of Borrowing. On the date of the making of any Loan, the Agent shall have received a Notice of Borrowing to the extent such Notice of Borrowing is required to be given with respect to the making of such Loan.


ARTICLE 6.  Representations and Warranties

         In order to induce the Lenders to enter into this Credit Agreement and the Issuing Bank to issue the Letters of Credit, and to make available the credit facilities contemplated hereby, each Borrower hereby represents and warrants to the Lenders and the Issuing Bank as of the date hereof, the Closing Date and on the date of each extension of credit hereunder, as follows:

         6.1 Organization and Qualification. Such Borrower and each Significant Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, (ii) has the power and authority to own its properties and assets and to transact the businesses in which it is presently, or proposes to be, engaged, and (iii) is duly qualified and is authorized to do business and is in good standing in every jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. Schedule 6.1 contains a true, correct and complete list of all jurisdictions in which such Borrower and the Significant Subsidiaries are qualified to do business as a foreign corporation or foreign limited liability company as of the Closing Date.

         6.2 Solvency. The aggregate fair saleable value of the Borrowers' assets exceeds all of their probable consolidated liabilities, including those to be incurred pursuant to this Credit Agreement. The Borrowers (i) do not have unreasonably small capital in relation to the business in which they are or propose to be engaged or (ii) have not incurred, and do not believe that they will incur after giving effect to the transactions contemplated by this Credit Agreement, debts beyond their ability to pay such debts as they become due.

         6.3 Liens; Inventory. Except for Permitted Encumbrances and the Liens to be released simultaneously with the disbursement of the proceeds of the initial Loans hereunder, there are no Liens in favor of third parties with respect to any of the Collateral, including, without limitation, with respect to the Inventory, wherever located. To the best of such Borrower's knowledge, no lessor, warehouseman, filler, processor or packer of such Borrower has granted any Lien with respect to the Inventory maintained by such Borrower at the property of any such lessor, warehousemen, filler, processor or packer. Upon the proper filing of financing statements and the proper recordation of other applicable documents with the appropriate filing or recordation offices in each of the necessary jurisdictions, the security interests granted pursuant to the Credit Documents constitute and shall at all times constitute valid and enforceable first, prior and perfected Liens on the Collateral (other than Permitted Encumbrances). The Borrowers are or will be at the time additional Collateral is acquired by them, the absolute owners of the Collateral with full right to pledge, sell, consign, transfer and create a Lien therein, free and clear of any and all Liens in favor of third parties, except Permitted Encumbrances. The Borrowers and the Subsidiaries will at their expense forever warrant and, at the Agent's request, defend the Collateral from any and all Liens (other than Permitted Encumbrances) of any third party. The Borrowers will not, and will not permit any of their Subsidiaries to, grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor of any third party (other than Permitted Encumbrances).

         6.4 No Conflict. The execution and delivery by such Borrower of this Credit Agreement and each of the other Credit Documents executed and delivered in connection herewith and the performance of the obligations of such Borrower hereunder and thereunder and the consummation by such Borrower of the transactions contemplated hereby and thereby: (i) are within the corporate powers of such Borrower; (ii) are duly authorized by the Board of Directors or members of such Borrower and, if necessary with respect to the Parent, its stockholders; (iii) are not in contravention of the terms of the Articles or Certificate of Incorporation or By-Laws of such Borrower or of any indenture, contract, lease, agreement instrument or other commitment to which such Borrower is a party or by which such Borrower or any of its properties are bound; (iv) do not require the consent, registration or approval of any governmental entity or any other Person (except such as have been duly obtained, made or given, and are in full force and effect); (v) do not contravene any statute, law, ordinance regulation, rule, order or other governmental restriction applicable to or binding upon such Borrower; and (vi) will not, except as contemplated herein for the benefit of the Agent on behalf of the Lenders, result in the imposition of any Liens upon any property of such Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which such Borrower is a party or by which it or any of its property may be bound or affected.

         6.5 Enforceability. The Credit Agreement and all of the other Credit Documents executed and delivered by the Borrowers in connection herewith are the legal, valid and binding obligations of such Borrower, and are enforceable against such Borrower in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

         6.6 Financial Data. The Borrowers have furnished to the Lenders the following financial statements (the "Financials") of the Borrowers: (i) consolidated balance sheets as of, and consolidated statements of income, retained earnings and changes in financial position for the fiscal year ended December 31, 1995 audited by independent certified public accountants, and (ii) an unaudited consolidated balance sheet as of, and unaudited consolidated statements of income and changes in financial position for the 11 month period ending November 30, 1996. The Financials are and the historical financial statements to be furnished to the Lenders in accordance with Section 7.1 below will be in accordance with the books and records of the Borrowers and fairly present the financial condition of each of the Borrowers at the dates thereof and the results of operations for the periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and such financial statements have been and will be prepared in conformity with GAAP consistently applied throughout the periods involved. Since November 30, 1996, there have been no changes in the condition, financial or otherwise, of the Borrowers as shown on the balance sheet of the Borrowers described above, except
(a) as contemplated herein and (b) for changes in the ordinary course of business (none of which individually or in the aggregate has had or would have a Material Adverse Effect).

         6.7 Locations of Offices, Records and Inventory. As of the date hereof, the Borrowers' principal places of business and chief executive offices are set forth in Schedule 6.7 hereto, and the books and records of the Borrowers and all chattel paper and all records of accounts are located at the principal places of business and chief executive offices of the Borrowers and at such other offices indicated in Schedule 6.7. On the date hereof there is no jurisdiction in which any Borrower has any Inventory (except for Inventory in transit for processing, or immaterial items) other than those jurisdictions listed on Schedule 6.7 attached hereto. Attached hereto as Schedule 6.7 is a true, correct and complete list as of the date hereof of the legal names and addresses of each warehouseman, filler, processor and packer at which Inventory is stored. None of the receipts received by any of the Borrowers from any warehouseman, filler, processor or packer states that the goods covered thereby are to be delivered to bearer or to the order of a named person or to a named person and such named person's assigns.

         6.8 Fictitious Business Names. As of the date hereof, no Borrower has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name shown on its Articles or Certificate of Incorporation and as set forth on Schedule 6.8.

         6.9 Subsidiaries. The only direct or indirect Subsidiaries of the Borrowers on the date hereof are those listed on Schedule 6.9 attached hereto. The Borrowers are the record and beneficial owner of all of the shares of capital stock of each of the Subsidiaries listed on Schedule 6.9 as being owned by the Borrowers, there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Borrowers are owned by them free and clear of any Liens other than any Liens to be released simultaneously with the disbursement of the proceeds of the initial Loans hereunder.

         6.10 No Judgments or Litigation. Except as set forth on Schedule 6.10 hereto, no judgments, orders, writs or decrees are outstanding against such Borrower or any of the Subsidiaries nor is there now pending or, to the best of such Borrower's knowledge after diligent inquiry, now threatened any litigation, contested claim, investigation, arbitration, or governmental proceeding by or against the Borrower or any of the Subsidiaries except judgments and pending or threatened litigation, contested claims, investigations, arbitrations and governmental proceedings which would not reasonably be likely to have a Material Adverse Effect.

         6.11 No Defaults. Neither such Borrower nor any of the Subsidiaries is in default under any material term of any Material Contract to which any of them is a party or by which any of them is bound. Such Borrower knows of no dispute regarding any Material Contract which would individually, or when aggregated with other such disputes, be reasonably likely to have a Material Adverse Effect.

         6.12 No Employee Disputes. There are no controversies pending or, to the best of such Borrower's knowledge after diligent inquiry, threatened between such Borrower or any of the Subsidiaries and any of their respective employees, other than employee grievances arising in the ordinary course of business which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

         6.13 Compliance with Law. Neither such Borrower nor any of the Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government, or any other governmental department or agency or any self regulatory organization, or any judgment, decree or order of any court, applicable to its business or operations except where the aggregate of all such violations or failures to comply would not be reasonably likely to have a Material Adverse Effect. The conduct of the business of such Borrower and each of the Subsidiaries is in conformity with all securities, commodities, energy, public utility, zoning, building code, health, OSHA and environmental requirements and all other foreign, federal, state and local governmental and regulatory requirements and requirements of any self regulatory organizations, except where the aggregate of all such non-conformities would not be reasonably likely to have a Material Adverse Effect. Neither such Borrower nor any of the Subsidiaries has received any notice to the effect that, or otherwise been advised that, it is not in compliance with, and neither such Borrower nor any of the Subsidiaries has any reason to anticipate that any presently existing circumstances are likely to result in the violation of any such statute, law, ordinance, regulation, rule, judgment, decree or order which failure or violation could be reasonably expected to have a Material Adverse Effect.

         6.14 ERISA. As of the date hereof, neither such Borrower, any Subsidiary nor any ERISA Affiliate maintains or contributes to any Plan other than those listed on Schedule 6.14 annexed hereto. Except as set forth on
Schedule 6.14 annexed hereto, each Plan has been and is being maintained and funded in accordance with its terms and in compliance in all material respects with all provisions of ERISA and the Internal Revenue Code applicable thereto. Such Borrower, each of the Subsidiaries and each ERISA Affiliate have fulfilled all obligations related to the minimum funding standards of ERISA and the Internal Revenue Code for each Plan, are in compliance in all material respects with the currently applicable provisions of ERISA and of the Internal Revenue Code and have not incurred any liability

(other than routine liability for premiums) under Title IV of ERISA. No Termination Event which could reasonably be expected to have a Material Adverse Effect has occurred nor has any other event occurred that may result in such a Termination Event. No event or events have occurred in connection with which such Borrower, any of the Subsidiaries, any ERISA Affiliate, any fiduciary of a Plan or any Plan, directly or indirectly, could be subject to any liability which could reasonably be expected to have a Material Adverse Effect , individually or in the aggregate, under ERISA, the Internal Revenue Code or any other law, regulation or governmental order or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which any such entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order.

         6.15 Compliance with Environmental Laws. Except as disclosed on
Schedule 6.15 annexed hereto and except where such failure to comply or violation could not be reasonably expected to have a Material Adverse Effect, to such Borrower's best knowledge, (a) the operations of such Borrower and each of the Subsidiaries comply with all applicable federal, state or local environmental, health and safety statutes, regulations and ordinances and (b) none of the operations of such Borrower or any of the Subsidiaries is the subject of any judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute, regulation or ordinance. Except as disclosed in Schedule 6.15, neither such Borrower nor any of its Subsidiaries have received, on or prior to the date hereof, from any governmental authority (1) any written complaint or written notice asserting potential liability, (2) written request for information, or (3) written request to investigate any site, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (CERCLA), or under any comparable state law, that in any case would likely have a Material Adverse Effect.

         6.16 Use of Proceeds. All proceeds of the Loans will be used only in accordance with Section 7.13 hereof.

         6.17 Intellectual Property. Such Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, service marks, trademarks and tradenames to continue to conduct its business as heretofore conducted by it. Schedule 6.17 attached hereto sets forth as of the date hereof (a) all of the federal, state and foreign registrations of trademarks, service marks and other marks, trade names or other trade rights of such Borrower and the Subsidiaries, and all pending applications for any such registrations, (b) all of the patents and copyrights of such Borrower and the Subsidiaries and all pending applications therefor and (c) all other trademarks, service marks and other marks, trade names and other trade rights used by such Borrower or any of the Subsidiaries in connection with their businesses, in each case that are owned or in existence on the date hereof and that are used in or are material to the conduct of such Borrower's business (collectively, the "Proprietary Rights"). Such Borrower and the Subsidiaries are collectively the owners of each of the trademarks listed on Schedule 6.17 as indicated on such schedule and, to such Borrower's best knowledge, no other Person has the right to use any of such marks in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive. Each of the trademarks listed on Schedule 6.17 is a federally registered trademark of such Borrower or the Subsidiaries having the registration number and issue date set forth on Schedule 6.17. Except as disclosed on Schedule 6.17, no person (other than the Borrowers and their Subsidiaries) has a right to receive any royalty or similar payment in respect of any Proprietary Rights pursuant to any contractual arrangements entered into by such Borrower, or any of the Subsidiaries and no person (other than the Borrowers and their Subsidiaries) otherwise has a right to receive any royalty or similar payment in respect of any such Proprietary Rights except as disclosed on Schedule 6.17. Except as disclosed in Schedule 6.17, neither such Borrower nor any of the Subsidiaries has granted any license or sold or otherwise transferred any interest in any of the Proprietary Rights to any other person other than any such granting, sale or other transfer which could not reasonably be expected to have a Material Adverse Effect. Except for such infringements and violations which could not reasonably be expected to have a Material Adverse Effect, the use of each of the Proprietary Rights by such Borrower and the Subsidiaries is not infringing upon or otherwise violating the rights of any third party in or to such Proprietary Rights, and no proceeding has been instituted against or notice received by such Borrower or any of the Subsidiaries that are presently outstanding alleging that the use of any of the Proprietary Rights infringes upon or otherwise violates the rights of any third party in or to any of the Proprietary Rights. To the best of such Borrower's knowledge, no Person is infringing on any of the Proprietary Rights except for such infringements which could not reasonably be expected to have a Material Adverse Effect. All of the Proprietary Rights of such Borrower and their Subsidiaries are valid and enforceable rights of such Borrower and the Subsidiaries except for any such invalidity or unenforceability which could not reasonably be expected to have a Material Adverse Effect and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Credit Agreement or the Credit Documents or the consummation of the transactions contemplated hereby or thereby except for any such cessation which could not reasonably be expected to have a Material Adverse Effect.

         6.18 Licenses and Permits. Such Borrower and each of the Significant Subsidiaries have obtained and hold in full force and effect, all material franchises, licenses, leases, permits, certificates, authorizations, qualifications, easements, rights of way and other rights and approvals which are necessary or appropriate for the operation of their businesses as presently conducted and as proposed to be conducted. Neither of such Borrower nor any of the Significant Subsidiaries is in material violation of the material terms of any such franchise, license, lease, permit, certificate, authorization, qualification, easement, right of way, right or approval in any such case which could reasonably be expected to have a Material Adverse Effect.

         6.19 Title to Property. Such Borrower has (i) good and marketable fee simple title to or valid leasehold interests in all of its real property, used or useful in the operation of its business including, without limitation, the Real Estate and (ii) good and marketable title to all of its other property used or useful in the operation of its business (including without limitation, all real and other property in each case as reflected in the financial statements delivered to the Agent hereunder), other than, with respect to properties described in clause (ii) above, properties disposed of in the ordinary course of business or in any manner otherwise permitted under this Credit Agreement since the date of the most recent audited consolidated balance sheet of such Borrower, and in each case subject to no Liens other than Permitted Encumbrances. Such Borrower and the Subsidiaries enjoy peaceful and undisturbed possession of all its real property, including, without limitation, the Real Estate, and there is no pending or, to the best of their knowledge, threatened condemnation proceeding relating to any such real property which could reasonably be expected to have a Material Adverse Effect. The leases with respect to the leased property of the Borrowers as of the date hereof, together with any leases of real property entered into by such Borrower after the date hereof, are referred to collectively as the "Leases". None of the Leases contains provisions which could reasonably be expected to have a Material Adverse Effect. No material default exists under any Lease which could reasonably be expected to have a Material Adverse Effect. All of the Structures and other tangible assets owned, leased or used by such Borrower or any of the Subsidiaries in the conduct of their respective

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businesses are (a) insured to the extent and in a manner customary in the industry in which such Borrower or such Subsidiaries are engaged, (b) structurally sound with no known material defects except as are being repaired in the ordinary course, (c) in good operating condition and repair, subject to ordinary wear and tear, (d) not in need of maintenance or repair except for ordinary, routine maintenance and repair the cost of which would not be material or due to unexpected casualty, (e) sufficient for the operation of the businesses of such Borrower and the Subsidiaries as presently conducted and (f) in conformity with all applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety, occupational safety and health laws and regulations) relating thereto, except where the failure to conform would not be reasonably likely to have a Material Adverse Effect.

         6.20 Investment Company. Neither such Borrower nor any of the Subsidiaries is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "holding company" or a "Subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other law which purports to regulate or restrict its ability to borrow money or to consummate the transactions contemplated by this Credit Agreement or the other Credit Documents or to perform its obligations hereunder or thereunder.

         6.21 Margin Security. Such Borrower does not own any margin security and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation G or U of the Board of Governors of the Federal Reserve System.

         6.22 No Event of Default. No Default or Event of Default has occurred and is continuing.

         6.23  Taxes and Tax Returns.

                  (a) Except as set forth on Schedule 6.23, as of the date hereof, such Borrower and the Significant Subsidiaries (and any affiliated group of which such Borrower or any of the Subsidiaries are now or have been members) has timely filed (inclusive of any permitted extensions) with the appropriate taxing authorities all returns (including without limitation, information returns and other material information, in respect of Taxes required to be filed through the date hereof and will timely file (inclusive of any permitted extensions) any such returns required to be filed on and after the date hereof. The information filed is complete and accurate in all material respects. All deductions taken by such Borrower as reflected in such income tax returns have been taken in accordance with applicable laws and regulations. Except as specified in Schedule 6.23 hereto, as of the date hereof, neither such Borrower nor any of the Subsidiaries, nor any group of which such Borrower or any of the Subsidiaries are now or were members, have requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes.

                  (b) All Taxes, in respect of periods beginning prior to the date hereof, have been timely paid, or will be timely paid, or an adequate reserve has been established therefor, as set forth in
         Schedule 6.23 or in the Financials, and neither such Borrower

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         nor any of the Subsidiaries has any material liability for Taxes i excess of the  amounts so paid or reserves so established.

                  (c) Except as set forth in Schedule 6.23, no material deficiencies for Taxes have been claimed, proposed or assessed on or prior to the date hereof by any taxing or other governmental authority against such Borrower or any of their Subsidiaries and no material tax liens have been filed. Except as set forth in Schedule 6.23, there are on the date hereof no pending or, to the best of such Borrower's knowledge, threatened audits, investigations or claims for or relating to any material liability in respect of Taxes, and there are on the date hereof no matters under discussion with any governmental authorities with respect to Taxes which are likely to result in a material additional liability for Taxes. Except as set forth in
         Schedule 6.23, either the federal income tax returns of such Borrower have been audited by the Internal Revenue Service and such audits have been closed (including with respect to the Taxes of the Borrowers' respective predecessor corporations), or the period during which any assessments may be made by the Internal Revenue Service has expired without waiver or extension, for all years up to and including the fiscal year ended December 31, 1992. Except as set forth in Schedule 6.23, as of the date hereof no extension of a statute of limitations relating to Taxes is in effect with respect to such Borrower or any of their Subsidiaries (including with respect to the Taxes of the Borrowers' respective predecessor corporations).

         6.24 No Other Indebtedness. Such Borrower has no Indebtedness that is senior, pari passu or subordinated in right of payment to their Indebtedness to the Lenders hereunder, except for Permitted Indebtedness.

         6.25 Status of Accounts. Each Account is based on an actual and bona fide sale and delivery of goods or rendition of services to customers, made by such Borrower in the ordinary course of its business; the goods and inventory being sold and the Accounts created are its exclusive property and are not and shall not be subject to any Lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; and such Borrower's customers have accepted the goods or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without any dispute, offset, defense, counterclaim or contra that could, when aggregated with any such other disputes, offsets, defenses, counterclaims or contras, reasonably be expected to have a Material Adverse Effect. Such Borrower confirms to the Lenders that any and all taxes or fees relating to its business, its sales, the Accounts or the goods relating thereto, are its sole responsibility and that same will be paid by such Borrower when due (unless duly contested and adequately reserved for) and that none of said taxes or fees is or will become a lien on or claim against the Accounts. Such Borrower agrees to maintain such books and records regarding Accounts as the Agent may reasonably require, and agrees that such books and records will reflect the Lenders' interest in the Accounts. All of such Borrower's books and records will be available to the Lenders for their review at reasonable business hours, and such Borrower will diligently use its best efforts to make available to any Lender any records handled or maintained for such Borrower by any other company or entity. Such Borrower agrees to furnish any Lender with such other information regarding its business affairs and financial condition as such Lender may reasonably request from time to time.

         6.26 Material Contracts. All of the Material Contracts are in full force and effect, and no material defaults currently exist thereunder.


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         6.27 Survival of Representations. All representations made by such
Borrower in this Credit Agreement and in any other Credit Document executed and delivered in connection herewith shall survive the execution and delivery hereof and thereof.

         6.28 Affiliate Transactions. Except as set forth on Schedule 6.28 hereto and except for agreements and arrangements between a Borrower and one or more other Borrowers, as of the date hereof, neither such Borrower nor any Subsidiaries is a party to or bound by any agreement or arrangement (whether oral or written) to which any Affiliate of such Borrower or any Subsidiary is a party except (i) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and (ii) upon fair and reasonable terms no less favorable to such Borrower and such Subsidiary than it could obtain in a comparable arm's-length transaction with an unaffiliated Person.

         6.29 Accuracy and Completeness of Information. All factual information heretofore, contemporaneously or hereafter furnished by or on behalf of the Borrowers or any of the Subsidiaries in writing to the Agent, any Lender, or the Independent Accountant for purposes of or in connection with this Credit Agreement or any Credit Documents, or any transaction contemplated hereby or thereby is or will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information not misleading at such time. There is no fact now known to any officer of any Borrower or any of the Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein, in the Financials, or any certificate, opinion or other written statement made or furnished by any Borrower to the Agent.

         6.30  Loans as Senior Indebtedness.

                  (a) The principal of, premium, if any, and interest on the Loans and the reimbursement obligations in respect of the Letters of Credit will constitute "Senior Indebtedness" of the Company within the meaning of the indenture evidencing the Subordinated Debt described in clause (xiv) of the definition of Permitted Indebtedness.

                  (b) All Indebtedness of the Company to the Lenders, the Issuing Banks and the Agent in respect of the principal of and interest on the Loans, the reimbursement obligations under the Letters of Credit and all fees and other amounts payable hereunder or under any other Credit Document (exclusive of those Credit Documents, if any, evidencing, governing or securing Obligations consisting of obligations arising under interest rate protection agreements) constitutes and will constitute "Senior Indebtedness" within the meaning of the indenture evidencing the Subordinated Debt described in clause (xv) of the definition of Permitted Indebtedness.

         6.31 Replacement of Existing Credit Agreement. This Credit Agreement replaces and is the successor agreement to the Existing Credit Agreement and will serve as the Company's primary working capital facility.


ARTICLE 7.  Affirmative Covenants

         Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder, each Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing:

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         7.1 Financial Information.  The Company will furnish to the Lenders the following information within the following time periods:

                  (a) within ninety (90) days after the close of the fiscal year of the Company, (i) the audited consolidated balance sheets and statements of income and retained earnings and of changes in cash flow of the Company and its Subsidiaries, for such year, each in reasonable detail, each setting forth in comparative form the corresponding figures for the preceding year, prepared in accordance with GAAP, and accompanied by a report and unqualified opinion of Ernst & Young or other Independent Accountant selected by the Company and approved by the Required Lenders and (ii) a divisional operating income analysis for such year, in reasonable detail, setting forth in comparative form the corresponding analysis for the preceding year, prepared by the Company;

                  (b) within forty-five (45) days after the end of each fiscal quarter of the Company other than the final fiscal quarter, unaudited consolidated financial statements and divisional operating income analyses similar to those required by clause (a) above as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such quarterly statements need not include footnotes and may be subject to normal year-end audit adjustments) and certified by any two of the officers described in paragraph (d) below;

                  (c) within thirty (30) days after the end of each fiscal month of the Company other than the final month of each fiscal quarter, unaudited consolidated financial statements and divisional operating income analyses similar to those required by clause (a) above as of the end of such period and for such period then ended and for the period from the beginning of the current fiscal year to the end of such period, setting forth in comparative form the corresponding figures for the comparable period in the preceding fiscal year, prepared in accordance with GAAP (except that such monthly statements need not include footnotes and may be subject to normal year-end audit adjustments) and certified by any two of the officers described in paragraph (d) below;

                  (d) at the time of delivery of each monthly, quarterly and annual statement, a certificate, executed by the Chief Financial Officer, Controller or Treasurer of the Company in substantially the form of Exhibit M attached hereto (the "Compliance Certificate") and stating that such officer has caused this Credit Agreement to be reviewed and has no knowledge of any default by the Company in the performance or observance of any of the provisions of this Credit Agreement, during such month or quarter or at the end of such year, or, if such officer has such knowledge, specifying each default and the nature thereof, and showing compliance by the Company as of the date of such statement with the applicable covenants set forth in Exhibit M attached hereto;

                  (e) a report on the Borrowing Base (a "Borrowing Base Certificate") substantially in the form of Exhibit N attached hereto (or in such other form containing similar information as the Company and the Agent or the Required Lenders may agree) (i) on or before the 25th day after the end of each month, as of the last day of such month, along with a certificate setting forth the amount of Loans outstanding and the Letter of Credit Obligations as at the end of such month, together with a monthly inventory summary, a summary of accounts receivable aging and sales and cash receipt reports as of the end of such month, and (ii) promptly as of any of other date requested by the Agent, together in each case with such other supporting data as may reasonably be requested by the Agent;

                  (f) within forty-five (45) days after the end of each fiscal quarter of the Company, a certificate, executed by Chief Financial Officer, Controller or Treasurer of the Company setting forth the Leverage Ratio as of the last day of each such fiscal quarter;

                  (g) promptly upon receipt thereof, copies of all management letters and other material reports which are submitted to the Company by its Independent Accountant in connection with any annual or interim audit of the books of the Company made by such accountants;

                  (h) as soon as practicable but, in any event, within ten (10) Business Days after the issuance thereof, copies of such other financial statements and reports as the Company shall send to its stockholders as such, and copies of all regular and periodic reports which the Company may be required to file with the Securities and Exchange Commission or any similar or corresponding governmental commission, department or agency substituted therefor, or any similar or corresponding governmental commission, department, board, bureau, or agency, federal or state;

                  (i) no later than the last Business Day of February during each year when this Credit Agreement is in effect, a business plan for such fiscal year of the Company which includes a projected consolidated balance sheet and statement of income for such fiscal year and a projected consolidated statement of cash flows for such fiscal year and, no later than the last Business Day of March during each year when this Credit Agreement is in effect, a business plan for such fiscal year of the Company which includes projected consolidated balance sheets and statements of income on a monthly basis for such fiscal year and projected consolidated statements of cash flows on a quarterly basis for such fiscal year;

                  (j) promptly upon receipt thereof, copies of all notices delivered to the Company or sent by the Company with respect to Subordinated Debt, including, without limitation, any notice of default (the Company expressly agreeing to furnish all such notices by telecopy);

                  (k) promptly and in any event within two (2) Business Days after becoming aware of the occurrence of a Default or Event of Default, a certificate of the chief executive officer or chief financial officer of the Company specifying the nature thereof and the Borrowers' proposed response thereto, each in reasonable detail; and

                  (l) with reasonable promptness, such other data as the Agent or any of the Lenders may reasonably request.

         7.2 Inventory. Within thirty (30) days after the end of each month, upon the request of the Agent from time to time, the Borrowers shall provide to the Agent written statements listing items of Inventory in reasonable detail as requested by the Agent. The Borrowers shall conduct annually a physical count of their Inventory and a summation of such count shall be promptly supplied to the Agent accompanied by a report of the value (valued at FIFO) of such Inventory.

         7.3 Corporate Existence. Each Borrower and each of the Significant Subsidiaries (i) shall maintain their corporate existence, shall maintain in full force and effect all material licenses, bonds, franchise, leases, trademarks and qualifications to do business, (ii) shall obtain or maintain patents, contracts and other rights necessary or desirable to the profitable conduct of their businesses, (iii) shall continue in, and limit their operations to, the same general lines of business as that presently conducted by them and
(iv) shall comply with all applicable laws and regulations of any federal, state or local governmental authority, except in each case when noncompliance with the foregoing would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.

         7.4 ERISA. The Borrowers shall deliver to the Agent, at the Borrowers' expense, the following information at the times specified below:

                (a) within ten (10) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred, a written statement of the chief financial officer of the Parent describing such Termination Event and the action, if any, which the Borrowers or other such entities have taken, are taking or propose to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service, DOL or PBGC with respect thereto;

                (b) within ten (10) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Internal Revenue Code) has occurred, a statement of the chief financial officer of the Parent describing such transaction and the action which the Borrowers or other such entities have taken, are taking or propose to take with respect thereto;

                (c) promptly following the Agent's written request from time to time, copies of each annual report (form 5500 series), including all schedules and attachments thereto, filed with respect to each Benefit Plan;

                (d) within three (3) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

                (e) within ten (10) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of each such letter;

                (f) within ten (10) Business Days after receipt by any Borrower, any Subsidiary or any ERISA Affiliate of a notice regarding the imposition of withdrawal liability, copies of each such notice; and

                (g) within three (3) Business Days after any Borrower, any Subsidiary or any ERISA Affiliate know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, a written statement setting forth any such event or information.

         For purposes of this Section 7.4, any Borrower, any Subsidiary and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which such entity is the plan sponsor.

         The Borrowers shall establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, Internal Revenue Code, and all other applicable laws, and the regulations and interpretations thereunder other than to the extent that the Borrowers are in good faith contesting by appropriate proceedings the validity or implication of any such provision, law, rule, regulation or interpretation.

         7.5 Proceedings or Adverse Changes. The Borrowers shall as soon as possible, and in any event within five (5) days after any Borrower learns of the following, give written notice to the Agent of (i) any material proceeding(s) being instituted or threatened to be instituted by or against any Borrower or any of the Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), and
(ii) any Material Adverse Change. Provision of such notice by the Borrowers will not constitute a waiver or excuse of any Default or Event of Default occurring as a result of such changes or events.

         7.6 Environmental Matters. Each Borrower will conduct its business and the businesses of each of the Subsidiaries so as to comply in all material respects with all environmental laws, regulations, and ordinances in all jurisdictions in which any of them shall be doing business including, without limitation, environmental land use, occupational safety or health laws, regulations, ordinances, requirements or permits, except to the extent that any Borrower or any of the Subsidiaries are contesting, in good faith by appropriate legal proceedings, any such law, regulation, ordinance or interpretation thereof or application thereof or except where such failure is not reasonably likely to have a Material Adverse Effect; provided, further, that each Borrower and each of the Subsidiaries shall comply with the order of any court or other governmental body of the applicable jurisdiction relating to such laws unless such Borrower or the Subsidiaries shall currently be prosecuting an appeal and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal. If any Borrower or any of the Subsidiaries shall (a) receive notice alleging violations of any federal, state or local environmental law, regulation or ordinance by such Borrower or any of the Subsidiaries, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against such Borrower or any of the Subsidiaries alleging violations of any federal, state or local environmental law, regulation, direction, ordinance, criteria or guideline or requiring such Borrower or any of the Subsidiaries to take any action in connection with the release of toxic or hazardous substances into the environment or (c) receive any notice from a federal, state, or local governmental agency or private party alleging that such Borrower or any of the

Subsidiaries may be liable or responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, the Borrowers shall provide the Agent with a copy of such notice with reasonable promptness after the receipt thereof by the applicable Borrower or any of the Subsidiaries. With reasonable promptness after any Borrower learns of the enactment or promulgation of any federal, state or local environmental law, regulation or ordinance which could reasonably be expected to have a Material Adverse Effect, such Borrower shall provide the Agent with notice thereof. Each Borrower shall promptly take all actions necessary to prevent the imposition of any Liens on any of its properties arising out of or related to any environmental matters.

         7.7 Books and Records. Each Borrower agrees to maintain books and records pertaining to the Collateral in such detail, form and scope as is consistent with good business practice. Each Borrower agrees that the Agent or its agents may enter upon the premises of each Borrower or any of the Subsidiaries at any time and from time to time, during normal business hours and with reasonable prior notice, and at any time at all on and after the occurrence of an Event of Default which continues beyond the expiration of any grace or cure period applicable thereto, and which has not otherwise been waived by the Required Lenders, for the purpose of (i) inspecting the Collateral (including field examinations conducted by the Agent's examination staff at the Borrowers' expense not to exceed $30,000 per fiscal year prior to the occurrence of an Event of Default), (ii) inspecting and/or copying (at Borrowers' expense) any and all records pertaining thereto, (iii) discussing the affairs, finances and business of any Borrower or with any officers, employees and directors of any Borrower with the Independent Accountant and (iv) verifying Eligible Accounts Receivable and/or Eligible Inventory. The Lenders, in the reasonable discretion of the Agent, may accompany the Agent at their sole expense in connection with the foregoing inspections. Each Borrower agrees to afford the Agent thirty (30) days prior written notice of any change in the location of any Collateral or in the location of its chief executive office or place of business from the locations specified in Schedule 6.7, and to execute in advance of such change, cause to be filed and/or delivered to the Agent any financing statements or other documents required by the Agent, all in form and substance satisfactory to the Agent. Each Borrower agrees to advise the Agent promptly, in sufficient detail, of any substantial change relating to the type, quantity or quality of the Collateral or any event which could reasonably be expected to have a material adverse effect on the value of the Collateral or on the security interests granted to the Lenders therein.

         7.8 Collateral Records. Each Borrower agrees to execute and deliver to the Agent, from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, including without limitation those described in Section
7.1 of this Credit Agreement, designating, identifying or describing the Collateral pledged to the Lenders hereunder. Each Borrower's failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Lenders' security interests in the Collateral.

         7.9 Security Interests. Each Borrower will defend the Collateral against all claims and demands (other than Permitted Encumbrances) of all Persons at any time claiming the same or any interest therein. Each Borrower agrees to comply with the requirements of all state and federal laws in order to grant to the Lenders valid and perfected first security interest in the Collateral subject only to Permitted Encumbrances. The Agent is hereby authorized by each Borrower to file any financing statements covering the Collateral whether or not any Borrower's signature appears thereon. Each Borrower agrees to do whatever the

Agent may reasonably request, from time to time, by way of: filing notices of liens, financing statements and amendments, renewals and continuations thereof; cooperating with the Agent's custodians; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen, fillers, processors and packers and their respective landlords and mortgagees; paying claims, which might if unpaid, become a Lien (other than a Permitted Lien) on the Collateral; and performing such further acts as the Agent may reasonably require in order to effect the purposes of this Credit Agreement and the other Credit Documents. Any and all fees, costs and expenses of whatever kind and nature (including any Taxes, reasonable attorneys' fees or costs for insurance of any kind), which the Agent may incur with respect to the Collateral or the Obligations: in filing public notices; in preparing or filing documents; making title examinations or rendering opinions; in protecting, maintaining, or preserving the Collateral or its interest therein; in enforcing or foreclosing the Liens hereunder, whether through judicial procedures or otherwise; or in defending or prosecuting any actions or proceedings arising out of or relating to its transactions with any Borrower or any of the Subsidiaries under this Credit Agreement or any other Credit Document, shall be borne and paid by the Borrowers. If same are not promptly paid by the Borrowers, the Agent may pay same on the Borrowers' behalf, and the amount thereof shall be an Obligation secured hereby and due to the Agent on demand.

         7.10 Insurance. The Borrowers will and will cause each of their Subsidiaries to maintain with financially sound and reputable insurers insurance with respect to their properties and businesses and against such casualties and contingencies and in such types and such amounts as shall be in accordance with sound business practices, provided that the Borrowers and their Subsidiaries may self-insure their properties (other than Inventory) and businesses against such casualties and contingencies and at such levels as shall be in accordance with sound business practices and reasonable and customary in their industry. Such insurance with respect to Inventory of the Borrowers shall be payable to the Borrowers and the Agent, for the benefit of the Lenders, as their interests may appear. The Agent, for the benefit of the Lenders, shall be named as loss payee and additional insured under all insurance policies with respect to Inventory and all proceeds received by the Agent with respect to such policies shall be applied to the Obligations. The Borrowers shall furnish the Agent with copies of all insurance policies relating to the Inventory. Without limiting the foregoing, the Borrowers will and will cause each of their Subsidiaries to (a) keep all of their physical property insured against fire and extended coverage risks in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (b) maintain all such workers' compensation or similar insurance as may be required by law, and (c) maintain, in amounts and with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims for bodily injury, death or property damage occurring on, in or about the properties of any Borrower or any of such Borrower's Subsidiaries, business interruption insurance and product liability insurance.

         7.11 Taxes. Each Borrower agrees to pay, when due, and to cause each of the Significant Subsidiaries to pay when due, all Taxes lawfully levied or assessed against any Borrower, any Significant Subsidiary or any of the Collateral; provided, however, that unless such Taxes have become a federal tax or ERISA Lien on any of the assets of any Borrower or any Subsidiary, no such Tax need be paid if the same is being contested in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision shall have been made therefor as required in order to be in conformity with GAAP.

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         7.12 Compliance With Laws. Each Borrower agrees to comply, and to cause each of the Significant Subsidiaries to comply, with all acts, rules, regulations, orders, directions and ordinances of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof, or to the operation of its business where the failure to so comply is reasonably likely to cause a Material Adverse Effect; provided, that any Borrower and any Subsidiary may contest any acts, rules, regulations, orders, directions and ordinances of such bodies or officials in any reasonable manner that would not be reasonably likely to have a Material Adverse Effect.

         7.13 Use of Proceeds. The proceeds of any advances made hereunder shall be used by the Borrowers solely to refinance Indebtedness existing as of the Closing Date and for working capital and general corporate purposes (including the financing of capital expenditures); provided, however, that in any event, no portion of the proceeds of any such advances shall be used by the Borrowers for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) or for any other purpose which violates the provisions or Regulation G or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation, or of the terms and conditions of this Credit Agreement.

         7.14 Fiscal Year. Each Borrower agrees that it will not change its fiscal year from a year ending December 31 unless required by law, in which case such Borrower will give the Agent at least 30 days prior written notice thereof.

         7.15 Notification of Certain Events. Each Borrower agrees that it shall promptly notify the Agent of the occurrence of any of the following events:

                (a) any order, judgment or decree in excess of $2,000,000 shall have been entered against any Borrower or any of the Significant Subsidiaries or any of their respective properties or assets, or

                (b) any notification of violation of any law or regulation or any inquiry shall have been received by any Borrower or any of the Significant Subsidiaries from any local, state, federal or foreign governmental authority or agency.

         7.16 Additional Borrowers. As soon as practicable and in any event within 60 days after any Person becomes a direct or indirect U.S. Subsidiary of the Company, the Borrowers shall provide the Agent with written notice thereof setting forth information in reasonable detail describing all of the assets of such Person and shall (a) cause such Person to execute a Joinder Agreement in substantially the same form as Exhibit O hereto, (b) pledge its assets of the type encumbered by the Security Agreement to the Agent pursuant to a security agreement in substantially the form of the Security Agreement and otherwise in a form acceptable to the Agent, and (c) deliver such other documentation as the Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, Acknowledgement Agreements, certified resolutions and other organizational and authorizing documents of such Person and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Agent; provided, however, in lieu of the foregoing, at the option of the Required Lenders, the Borrowers shall cause such Person to execute a joinder agreement to the Guaranty Agreement whereby such Person shall become a joint and several co-guarantor under the Guaranty Agreement.

         7.17 Schedules of Accounts and Purchase Orders. In furtherance of the continuing assignment and security interest in the Accounts of each Borrower granted pursuant to the Security Agreement, upon the creation of Accounts, each Borrower will execute and deliver to the Agent in such form and manner as the Agent may reasonably require, solely for its convenience in maintaining records of collateral, such confirmatory schedules of Accounts, and other appropriate reports designating, identifying and describing the Accounts as the Agent may reasonably require. In addition, upon the Agent's request after the occurrence and during the continuation of an Event of Default, each Borrower shall provide the Agent with copies of agreements with, or purchase orders from, the customers of each Borrower , and copies of invoices to customers, proof of shipment or delivery and such other documentation and information relating to said Accounts and other collateral as the Agent may require. Failure to provide the Agent with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. Each Borrower hereby authorizes the Agent to regard such Borrower's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by such Borrower's authorized officers or agents.

         7.18 Collection of Accounts. Unless an Event of Default has occurred which continues beyond the expiration of the applicable grace or cure period, or has not otherwise been waived by the Agent, each Borrower may and will enforce, collect and receive all amounts owing on the Accounts, for the Lenders' benefit and on the Lenders' behalf but at the Borrowers' expense in accordance with the provisions of Section 2.4 hereof; such privilege shall terminate automatically, however, upon the occurrence of any Event of Default which continues beyond the expiration of any applicable grace or cure period, or which has not otherwise been waived by the Agent. Any checks, cash, notes or other instruments or property received by any Borrower with respect to any Accounts shall be held by such Borrower in trust for the benefit of the Lenders, separate from such Borrower's own property and funds, and immediately turned over to the Agent with proper assignments or endorsements. No checks, drafts or other instruments received by the Agent shall constitute final payment unless and until such instruments have actually been collected.

         7.19 Notice; Credit Memoranda; and Returned Goods. Each Borrower agrees to notify the Agent promptly of any matters materially affecting the value, enforceability or collectibility of any Account, and of all material customer disputes, offsets, defenses, counterclaims, returns and rejections, and all reclaimed or repossessed merchandise or goods, provided, however, that such notice shall only be required as to any such matter that affects Accounts outstanding at any one time from any account debtor having a value greater than $1,000,000. Each Borrower agrees to issue credit memoranda promptly (with duplicates to the Agent upon its request for same) upon accepting returns or granting allowances, and may continue to do so until the occurrence of an Event of Default which continues beyond the expiration of the applicable grace or cure period, or which has not otherwise been waived by the Agent.

         7.20 Trademarks. Each Borrower shall do and cause to be done all things necessary to preserve and keep in full force and effect all registrations of trademarks, service marks and other marks, trade names or other trade rights, in each case that are, in the opinion of such Borrower's officers, material to the conduct of its business.

         7.21 Maintenance of Property. Each Borrower agrees to keep, and to cause each of the Significant Subsidiaries to keep, all property useful and necessary to its respective business in good working order and condition (ordinary wear and tear excepted) in accordance with their past operating practices and not to commit or suffer any waste with respect to any of its properties, except for properties which either individually or in the aggregate are not material.


ARTICLE 8.  Financial Covenants.

         Until termination of this Credit Agreement and payment and satisfaction of all Obligations due hereunder, each Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing:

         8.1 Total Days Inventory. At the end of each fiscal quarter set forth below for the period consisting of the four fiscal quarters of the Company then ended, the product obtained by multiplying 365 by a fraction, the numerator of which is the net book value of the Borrowers' inventory as determined utilizing the "Last-in-First-out" method of accounting, as reflected on the Borrowers' books and records in accordance with established practices consistently applied as at the end of such fiscal period, and the denominator of which is the sum of
(i) the "cost of sales" with respect to such fiscal period (which shall be the cost of sales disclosed in the financial statements filed with the Securities and Exchange Commission minus warehousing and shipping costs as reflected in the Borrowers' internal management reports), minus (ii) the Cotton Writedown Charge, if any, for such fiscal period, as determined on an pre-tax basis, plus (iii) the aggregate amount of reversals of Cotton Writedown Charges from prior fiscal periods made in accordance with GAAP reflecting the consumption of the cotton to which the Cotton Writedown Charges from the prior fiscal period relate, as determined on a pre-tax basis, all as determined in accordance with established practices consistently applied, shall not exceed the number set forth opposite such dates set forth below:

         Quarter Ending                                         Days

         Last day of each of the first
          three fiscal quarters of each
          fiscal year                                             125

         Last day of the last fiscal
          quarter of each fiscal year                             110

         8.2 Leverage Ratio. The Borrowers shall maintain a Leverage Ratio of no greater than (i) 6.25 to 1.0 as of the last day of each fiscal quarter during the period commencing on the Closing Date through September 30, 1997, (ii) 5.75 to 1.0 as of the last day of each fiscal quarter during the period commencing on October 1, 1997 through September 30, 1998, (iii) 5.25 to 1.0 as of the last day of each fiscal quarter during the period commencing on October 1, 1998 through September 30, 2000 and (iv) 4.5 to 1.0 as of the last day of each fiscal quarter thereafter.

         8.3 Fixed Charge Coverage Ratio. The Borrowers shall maintain a Fixed Charge Coverage Ratio of not less than (i) 1.50 to 1.0 as of the last day of each fiscal quarter during the period commencing on the Closing Date through December 31, 1997, (ii) 1.70 to 1.0 as of the last day of each fiscal quarter during the period commencing on January 1, 1998 through September 30, 1999 and (iii) 2.0 to 1.0 as of the last day of each fiscal quarter thereafter.

         8.4 Capital Expenditures. The Borrowers shall not make Consolidated Capital Expenditures in excess of (i) $70,000,000 during fiscal year 1997, (ii) $70,000,000 during fiscal year 1998, and (iii) $60,000,000 during each fiscal year thereafter; provided, however, up to $35,000,000 of unused Consolidated Capital Expenditures in any fiscal year may be utilized in the following fiscal year (but not subsequent fiscal years); provided, further, (A) if Consolidated EBITDA is less than $70,000,000 but greater than $65,000,000 in fiscal year 1997, at least $10,000,000 of permitted Consolidated Capital Expenditures in fiscal years 1997 and 1998 must be financed through financing sources other than Revolving Loans hereunder or the amount of such permitted Consolidated Capital Expenditures for combined fiscal years 1997 and 1998 shall be reduced by $10,000,000, (B) if Consolidated EBITDA is equal to or less than $65,000,000 in fiscal year 1997, at least $15,000,000 of permitted Consolidated Capital Expenditures in combined fiscal years 1997 and 1998 must be financed through financing sources other than Revolving Loans hereunder or the amount of such permitted Consolidated Capital Expenditures for combined fiscal years 1997 and 1998 shall be reduced by $15,000,000, (C) if Consolidated EBITDA is less than $75,000,000 in fiscal year 1998, at least $10,000,000 of permitted Consolidated Capital Expenditures in combined fiscal years 1998 and 1999 must be financed through financing sources other than Revolving Loans hereunder or such permitted Consolidated Capital Expenditures in combined fiscal years 1998 and 1999 shall be reduced by $10,000,000 and (D) if Consolidated EBITDA is less than $75,000,000 in any fiscal year after fiscal year 1998 (hereinafter any such fiscal year after fiscal year 1998 shall be referred to as the "Subject Fiscal Year"), at least $10,000,000 of permitted Consolidated Capital Expenditures in such Subject Fiscal Year and the fiscal year thereafter must be financed through financing sources other than Revolving Loans hereunder or such permitted Consolidated Capital Expenditures in the combined period of such Subject Fiscal Year and the fiscal year thereafter shall be reduced by $10,000,000.


ARTICLE 9.  Negative Covenants

         Until termination of the Credit Agreement and payment and satisfaction of all Obligations due hereunder, each Borrower agrees that, unless the Required Lenders shall have otherwise consented in writing, it will not, and shall not permit any of the Subsidiaries to:

         9.1 Restrictions on Liens. Mortgage, assign, pledge, transfer or otherwise permit any Lien or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of its assets or goods, whether real, personal or mixed, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

         9.2 Restrictions on Additional Indebtedness. Incur or create any Indebtedness other than Permitted Indebtedness;

         9.3 Restrictions on Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any assets (including stock of any Subsidiary of the Company) other than (i) sales of Inventory in the ordinary course of business,
(ii) sale-leaseback transactions permitted by Section 9.12 hereof, (iii) assets currently held for sale as described on Schedule 9.3 hereto and (iv) sales of assets that are obsolete or that are no longer used or useful in the conduct of such Borrower's or Subsidiary's business, (v) sales in the ordinary course of assets (other than Inventory) used in such Borrower's or Subsidiary's business that are worn out or in need of replacement and that are replaced with assets of reasonably equivalent value or utility, and (vii) other sales of assets (other than any Collateral) subsequent to the Closing Date in the aggregate amount not to exceed $20,000,000. For purposes of the foregoing covenant, the licensing of trademarks shall not constitute the sale of an asset;

         9.4 No Corporate Changes. Merge, consolidate or otherwise alter or modify any Borrower's or any Subsidiary's Articles or Certificate of Incorporation or any operating agreement, names, mailing addresses, principal places of business, structure, status or existence or enter into or engage in any business, operation or activity materially different from that presently being conducted by any Borrower or Subsidiary; provided, however, (a) any Subsidiary may merge into a Borrower or a U.S. Subsidiary of a Borrower, (b) a Borrower (other than the Company) may merge into a wholly-owned U.S. Subsidiary that assumes all of such Borrower's Obligations pursuant to a written agreement reasonably satisfactory to the Agent, and (c) a Borrower or a Subsidiary may merge with another corporation so long as (i) such Borrower or Subsidiary, as the case may be, is the surviving corporation and (ii) after giving pro forma effect thereto, no Default or Event of Default shall have occurred and be continuing;

         9.5 No Guarantees. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any other Person, including, without limitation, any Subsidiary or Affiliate of any Borrower, except (a) by the endorsement of negotiable instruments in the ordinary course of business, (b) by the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder and (c) in connection with the incurrence of Permitted Indebtedness;

         9.6 No Restricted Payments. Make a Restricted Payment, other than (a) to pay dividends from any Subsidiary to any Borrower or (b) to pay dividends in respect of the Company's preferred stock so long as the aggregate amount of such dividends paid in any fiscal year shall not exceed $4,500,000 and so long as no Default or Event of Default exists immediately prior to or after giving effect to the payment of any such dividend.

         9.7  No Investments.  Make any investment other than Permitted
 Investments;

         9.8 No Affiliate Transactions. Enter into any transaction with, including, without limitation, the purchase, sale or exchange of property or the rendering of any service to any Subsidiary or Affiliate of any Borrower except
(a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower's business and upon fair and reasonable terms no less favorable to such Borrower than could be obtained in a comparable arm's-length transaction with an unaffiliated Person, (b) as permitted under Section 9.6 hereof and (c) for such transactions between a Borrower and another Borrower;

         9.9  No Prohibited Transactions Under ERISA.

                (a) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction which could result in a civil penalty or excise tax in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section 9.9 could reasonably be expected to have a Material Adverse Effect) described in Sections 406 of ERISA or 4975 of the

                           Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

                (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Internal Revenue
                           Code) in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section 9.9 could reasonably be expected to have a Material Adverse Effect), unless waived by the PBGC in writing;

                (c) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section
                           9.9 could reasonably be expected to have a Material Adverse Effect) due with respect to any waived funding deficiency to any Benefit Plan;

                (d) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan where such event would result in any liability of the Borrower, any Subsidiary or any ERISA Affiliate under Title IV of ERISA in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section 9.9 could reasonably be expected to have a Material Adverse Effect);

                (e) fail, or permit any ERISA Affiliate to fail to make any required contribution or payment to any Multiemployer Plan in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section 9.9 could reasonably be expected to have a Material Adverse Effect);

                (f) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section
                           9.9 could reasonably be expected to have a Material Adverse Effect) required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

                (g) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that either of the Borrowers, any Subsidiary or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the Internal Revenue Code;

                (h) withdraw, or permit any ERISA Affiliate to withdraw, from any Multiemployer Plan where such withdrawal may result in any liability in an amount exceeding $10,000,000 (or in an amount which when added to all other liabilities incurred on account of other violations described in this Section 9.9 could reasonably be expected to have a Material Adverse Effect) of any such entity under Title IV of ERISA; or

                (i) allow any representation made in Section 6.14 to be materially untrue at any time during the term of this Agreement.

         9.10 Additional Negative Pledges. Except for (x) such prohibitions, restrictions and Contractual Obligations, if any, in existence on the date hereof and arising under any instruments or agreements (including indentures) evidencing or governing the terms of the Permitted Indebtedness described in clauses (xiv), (xv), and (xvii) of the definition of "Permitted Indebtedness" in
Section 1.1 and (y) prohibitions, restrictions and Contractual Obligations against the further encumbrance of assets the acquisition or construction of which may be financed with the proceeds of Indebtedness described in clause
(xvi) of such definition, create or otherwise or suffer to exist or become effective, or permit any of the Subsidiaries to create or otherwise cause or suffer to exist or become effective, directly or indirectly, (i) any prohibition or restriction (including any agreement to provide equal and ratable security to any other Person in the event a Lien is granted to or for the benefit of the Agent and the Lenders) on the creation or existence of any Lien upon the assets of any Borrower or the Subsidiaries or (ii) any Contractual Obligation which may restrict or inhibit the Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default; or

         9.11 Subordinated Debt. Effect or permit any change in or amendment to any document or instrument pertaining to the subordination, terms of payment or required prepayments of any Subordinated Debt, effect or permit any change in or amendment to any document or instrument pertaining to the covenants or events of default of any Subordinated Debt if the effect of any such change or amendment is to make such covenants or events of default more restrictive, give any notice of optional redemption or optional prepayment or offer to repurchase under any such document or instrument, or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except for the scheduled payments required by the terms of the documents and instruments evidencing Subordinated Debt and permitted by the subordination provisions of the documents and instruments evidencing Subordinated Debt and except as permitted under Section 9.7 hereof; or

         9.12 Sale and Leaseback. Except for such arrangements entered into in connection with the industrial development revenue bond financing described in clauses (xvi) and (xvii) of the definition of "Permitted Indebtedness" in
Section 1.1, enter into any arrangement, directly or indirectly, whereby the Company or any Subsidiary shall sell or transfer any property owned by it to a Person (other than the Company or any Subsidiary) in order then or thereafter to lease such property or lease other property which the Company or any Subsidiary intends to use for substantially the same purpose as the property being sold or transferred. Notwithstanding the foregoing provisions of this Section 9.12, the Company may sell or transfer any property owned by it as described in the preceding sentence provided, that the aggregate current market value of all assets so sold or transferred (in each case determined at the time of such sale or transfer) shall not at any time exceed $25,000,000.

         9.13 Licenses, Etc. Enter into licenses of, or otherwise restrict the use of, any patents, trademarks or copyrights which would prevent the Company or any Subsidiary from selling, transferring, encumbering or otherwise disposing of any such patent, trademark or copyright.


ARTICLE 10.  Powers

         10.1 Appointment as Attorney-in-Fact. Each Borrower hereby irrevocably authorizes and appoints the Agent, or any Person or agent the Agent may designate, as such Borrower's attorney-in-fact, at the Borrowers' cost and expense, to exercise, subject to the limitations set forth in Section 10.2 hereof, all of the following powers, which being coupled with an interest, shall be irrevocable until all of the Obligations to the Lenders have been paid and satisfied in full:

                  (a) To receive, take, endorse, sign, assign and deliver, all in the name of the Agent, the Lenders or such Borrower, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

                  (b) To receive, open and dispose of all mail addressed to such Borrower and to notify postal authorities to change the address for delivery thereof to such address as the Agent may designate;

                  (c) To request at any time from customers indebted on Accounts, in the name of such Borrower or a third party designee of the Agent, information concerning the Accounts and the amounts owing thereon;

                  (d) To give customers indebted on Accounts notice of the Lenders' interest therein, and/or to instruct such customers to make payment directly to the Agent for such Borrower's account;

                  (e) To take or bring, in the name of the Agent, the Lenders or such Borrower, all steps, actions, suits or proceedings deemed by the Agent reasonably necessary to enforce or effect collection of the Accounts; and

                  (f) To file, record and register any or all of the Lenders' security interest in intellectual property of the Borrowers with the United States Patent and Trademark Office.

         10.2 Limitation on Exercise of Power. Notwithstanding anything hereinabove to the contrary, the powers set forth in subparagraphs (b), (d) and
(e) above may only be exercised by the Agent on and after the occurrence of an Event of Default which continues beyond the expiration of the applicable grace or cure period, and which has not otherwise been waived by the Agent. The powers set forth in subparagraphs (a), (c) and (f) above may be exercised by the Agent at any time.


ARTICLE 11.  Events of Default and Remedies

         11.1  Events of Default.   The occurrence of any of the following
events shall constitute an Event of Default hereunder:

                  (a) failure of any Borrower to pay (i) any interest or Fees hereunder within three (3) Business Days of when due hereunder, in each case whether at stated maturity, by acceleration, or otherwise, (ii) any principal of the Loans or the Letter of Credit Obligations when due, whether at stated maturity, by acceleration or otherwise or (iii) any expenses hereunder within ten (10) Business Days after receipt by the Borrowers from the Agent or any applicable Lender that such expenses are payable;

                  (b) any representation or warranty, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Borrower, the Agent and the Lenders or executed by any Borrower in favor of the Agent or the Lenders shall prove untrue in any material respect on the date as of which it was made or was deemed to have been made;

                  (c) failure of any Borrower to perform, comply with or observe any term, covenant or agreement applicable to it contained in Section 7.1(k), Article 8 or Article 9;

                  (d) failure to comply with any other covenant, contained in this Credit Agreement, the other Credit Documents or any other agreement, document, instrument or certificate among any Borrower, the Agent and the Lenders or executed by any Borrower in favor of the Agent or the Lenders, and in the event such breach or failure to comply is capable of cure, is not cured within thirty (30) days after the earlier of (i) notice from the Agent or any Lender of its occurrence or (ii) actual knowledge of its occurrence by the Chief Financial Officer, Treasurer or Assistant Treasurer of the Company;

                  (e) dissolution, liquidation, winding up or cessation of any Borrower's or any Significant Subsidiary's businesses, or the failure of any Borrower or any Significant Subsidiary to meet its debts as they mature, or the calling of a meeting of any Borrower's or any Significant Subsidiary's creditors for purposes of compromising any Borrower's or any Significant Subsidiary's debts;

                  (f) the commencement by or against any Borrower or any Significant Subsidiary of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law and, in the event any such proceeding is commenced against any Borrower or any Significant Subsidiary, such proceeding is not dismissed within sixty (60) days;

                  (g)  the occurrence of a Change in Control;

                  (h) the occurrence of a default or event of default (in each case which shall continue beyond the expiration of any applicable grace periods) under, or the occurrence of any event that would permit the acceleration of the maturity of any note, agreement or instrument evidencing (i) any Subordinated Debt or (ii) any other Indebtedness of any Borrower or any of the Subsidiaries and the aggregate principal amount of all such other Indebtedness with respect to which a default or an event of default has occurred, or the maturity of which is permitted to be accelerated, exceeds $5,000,000;

                   (i) any material covenant, agreement or obligation of any party contained in or evidenced by any of the Credit Documents shall cease to be enforceable in accordance with its terms, or any party (other than the Agent or the Lenders) to any Credit Document shall deny or disaffirm its material obligations under any of the Credit Documents, or any Credit Document shall be cancelled, terminated, revoked or rescinded without the express prior written consent of the Agent, or any action or proceeding shall have been commenced by any Person (other than the Agent or any Lender) seeking to cancel, revoke, rescind or disaffirm the material obligations of any party to any Credit Document, or any court or other governmental authority shall issue a judgment, order, decree or ruling to the effect that any of the material obligations of any party to any Credit Document are illegal, invalid or unenforceable; or

                  (j) (i) any holder of Subordinated Debt alleges (or any governmental authority with applicable jurisdiction determines) that the Subordinated Debt is not subordinated to any of the Obligations or
         (ii) the subordination provisions in any agreement relating to Subordinated Debt shall, in whole or in material part, terminate, cease to be effective or cease to be legally valid, binding and enforceable as to any holder of the Subordinated Debt.

         11.2 Acceleration. Upon the occurrence of an Event of Default which has not been cured by the Borrowers or waived by the Agent at the direction of the Required Lenders, the Agent shall, upon the written, telecopied or telex request of the Required Lenders, and by delivery of written notice to the Borrowers from the Agent, take any or all of the following actions, without prejudice to the rights of the Agent, any Lender or the holder of any Note to enforce its claims against any Borrower: (a) declare all Obligations to be immediately due and payable (except with respect to any Event of Default set forth in Section 11.1(f) hereof in which case all Obligations shall automatically become immediately due and payable without the necessity of any notice or other demand) without presentment, demand, protest or any other action or obligation of the Agent or any Lender, and (b) immediately terminate this Credit Agreement and the Commitments hereunder.

         In addition, upon demand by the Agent or the Required Lenders after the occurrence of any Event of Default, the Borrowers shall deposit with the Agent for the benefit of the Lenders with respect to each Letter of Credit then outstanding, promptly upon such demand, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit shall be held by the Agent for the benefit of the Issuing Bank and the other Lenders as security for, and to provide for the payment of, outstanding Letters of Credit.

         If at any time after acceleration of the maturity of the Loans, the Borrowers shall pay all arrears of interest and all payments on account of principal of the Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Credit Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Loans and other Obligations due and payable solely by virtue of acceleration) shall be remedied or waived, then by written notice to the Borrowers, the Required Lenders may elect, in the sole discretion of such Required Lenders, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Default or Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit the Borrowers and do not give the Borrowers the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

         11.3 Remedies. Immediately upon the occurrence of any Event of Default which has not been cured by the Borrowers or waived by the Agent at the direction of the Required Lenders, the Agent may: (a) remove from any premises where same may be located any and all documents, instruments, files and records (including the copying of any computer records), and any receptacles or cabinets containing same, relating to the Accounts, or the Agent may use (at the expense of the Borrowers) such of the supplies or space of any Borrower at such Borrower's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon, (b) bring suit, in the name of any Borrower or the Lenders and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of any Borrower or the Lenders; (c) sell, assign and deliver the Accounts and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, which sale shall be conducted in a reasonable manner, for cash, on credit or otherwise, at Agent's sole option and discretion, and any Lender may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by each Borrower; or (d) foreclose the security interests created pursuant to the Credit Documents by any available judicial procedure, or to take possession of any or all of the Inventory without judicial process and enter any premises where any Inventory may be located for the purpose of taking possession of or removing the same. The Agent shall have the right, without notice of advertisement, to sell, lease, or otherwise dispose of all or any part of the Inventory whether in its then condition or after further preparation or processing, in the name of any Borrower or the Lenders, or in the name of such other party as the Agent may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Agent in its sole discretion may deem advisable, and the Agent or any other Lender shall have the right to purchase at any such sale. If any Inventory shall require rebuilding, repairing, maintenance or preparation, the Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such salable form as the Agent shall deem appropriate. Each Borrower agrees, at the request of the Agent, to assemble the Inventory and to make it available to the Agent at places which the Agent shall select, whether at the premises of any Borrower or elsewhere, and to make available to the Agent the premises and facilities of any Borrower for the purpose of the Agent's taking possession of, removing or putting the Inventory in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that five (5) days notice shall constitute reasonable notification and full compliance with the law. The Agent shall be entitled to use all Proprietary Rights and computer software programs and data bases used by any Borrower in connection with their respective businesses or in connection with the Collateral. The net cash proceeds resulting from the Agent's exercise of any of the foregoing rights (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by the Agent to the payment of the Borrowers' Obligations to the Lenders, whether due or to become due, in the order provided for in the Security Agreement. The Borrowers shall remain liable to the Lenders for any deficiencies, and the Lenders in turn agree to remit to the Borrowers or their successors or assigns, any surplus resulting therefrom. After the occurrence and during the continuance of an Event of Default, each Borrower agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by such Borrower, marked with the Lenders' name and held by such Borrower for the Lenders' account as owner and assignee. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative.

ARTICLE 12.  Termination

         Except as otherwise provided in Article 11 of this Credit Agreement, the Revolving Credit Commitments made hereunder shall terminate on the Expiration Date and all then outstanding Loans shall be immediately due and payable in full and all outstanding Letters of Credit shall immediately terminate. Unless sooner demanded, all Obligations shall become due and payable as of any termination hereunder or under Article 11 hereof and, pending a final accounting, the Agent may withhold any balances in the Borrowers' Revolving Loan accounts, unless supplied with a reasonably satisfactory indemnity to cover all of the Obligations, whether absolute or contingent. All of the Agent's and the Lenders' rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.


ARTICLE 13.  The Agent

         13.1  Appointment of Agent.

                  (a) Each Lender hereby designates FUCC as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note or participation in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Credit Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and expenses received pursuant to this Credit Agreement or any other Credit Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

                  (b) The provisions of this Article 13 are solely for the benefit of the Agent and the Lenders, and none of the Credit Parties shall have any rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower.

         13.2 Nature of Duties of Agent. The Agent shall have no duties or responsibilities except those expressly set forth in this Credit Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Credit Agreement a fiduciary relationship in respect of any Lender; and nothing in this Credit Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Credit Agreement except as expressly set forth herein.

         13.3  Lack of Reliance on Agent.

                  (a) Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of each Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of each Borrower, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

                  (b) The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, priority or sufficiency of this Credit Agreement or the Notes or the financial or other condition of any Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or the Notes, or the financial condition of any Borrower, or the existence or possible existence of any Default or Event of Default, unless specifically requested to do so in writing by any Lender.

         13.4 Certain Rights of the Agent. The Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders. If the Agent shall request instructions from the Required Lenders with respect to any act or action (including the failure to act) in connection with this Credit Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

         13.5 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for the Borrowers with respect to matters concerning the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

         13.6 Indemnification of Agent. To the extent the Agent is not reimbursed and indemnified by the Borrowers, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, in any way relating to or arising out of this Agreement, provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct.

         13.7 The Agent in its Individual Capacity. With respect to its obligation to lend under this Credit Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Credit Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms "Lenders", "Required Lenders", "holders of Notes", or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any Affiliate of the Borrowers as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Credit Agreement and otherwise without having to account for the same with the Lenders.

         13.8 Holders of Notes. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

         13.9  Successor Agent.

                  (a) The Agent may, upon ten (10) Business Days' notice to the Lenders and the Borrowers, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this
         Section 13.9(a)) by giving written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right, upon ten (10) days' notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent's giving of notice of resignation, then, upon ten (10) days' notice , the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000. Notwithstanding anything herein to the contrary, any successor Agent (whether appointed by the Required Lenders or the Agent) shall have been approved in writing by the Company (such approval not to be unreasonably withheld).

                  (b) Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Credit Agreement. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Credit Agreement.

         13.10  Collateral Matters.

                  (a) Each Lender authorizes and directs the Agent to enter into the Security Documents and the other Ancillary Documents for the benefit of the Lenders. Each Lender authorizes and directs the Agent to make such changes to the form Acknowledgement Agreement attached hereto as Exhibit A as the Agent deems necessary in order to obtain any Acknowledgement Agreement from any landlord, warehouseman, filler, packer or processor of any Borrower. Each Lender also authorizes and directs the Agent to review and approve all agreements regarding the Lockboxes and the Blocked Accounts (including the Blocked Accounts Agreements) on such terms as the Agent deems necessary. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders or each of the Lenders, as applicable, in accordance with the provisions of this Credit Agreement or the Security Documents, and the exercise by the Required Lenders or each of the Lenders, as applicable, of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Document which may be necessary or appropriate to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

                  (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and payment in cash and satisfaction of all of the Obligations (including the Letter of Credit Obligations) at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or disposed of upon receipt of the proceeds of such sale by the Agent if the applicable Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 9.3 hereof (and the Agent may rely conclusively on any such certificate, without further inquiry) or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 13.10(b).

                  (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Credit Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of such Borrower or any Subsidiary in respect of) all interests retained by such Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

                  (d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrowers or any Subsidiary or is cared for, protected or insured or that the liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

         13.11 Actions with Respect to Defaults. In addition to the Agent's right to take actions on its own accord as permitted under this Credit Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders; provided, that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders.

         13.12 Delivery of Information. The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from the Borrowers, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

         13.13 Co-Agents. The Co-Agents, in such capacity, shall have no duties, obligations, responsibilities or liabilities under this Credit Agreement.



ARTICLE 14.  Miscellaneous

         14.1 Waivers. Each Borrower hereby waives due diligence, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of the Agent or the Lenders to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by the Agent or the Lenders of any right or remedy shall preclude any other or further exercise thereof, or preclude any other right or remedy.

         14.2 JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, THE AGENT AND THE LENDERS EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS CREDIT AGREEMENT, THE CREDIT DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

         14.3  GOVERNING LAW.  THE VALIDITY, INTERPRETATION AND
ENFORCEMENT OF THIS CREDIT AGREEMENT SHALL BE GOVERNED BY THE
LAWS OF THE STATE OF NORTH CAROLINA WITHOUT GIVING EFFECT TO THE
CONFLICT OF LAW PRINCIPLES THEREOF.

         14.4  Arbitration; Consent to Jurisdiction and Service of Process.

                  (a) Upon demand of any party hereto, whether made before or after institution of any judicial action, any dispute, claim or controversy arising out of or connected herewith or with the Credit Documents ("Disputes") shall be resolved by binding arbitration as provided herein. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions and claims arising herefrom or from Credit Documents executed in the future. Arbitration shall be conducted under the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in Charlotte, Mecklenburg County, North Carolina, or such other place as agreed to in writing by the parties. A judgment upon the award may be entered in any court having jurisdiction, and all decisions shall be in writing. The panel from which all arbitrators are selected shall be comprised of licensed attorneys having at least ten years' experience representing parties in secured lending transactions. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to interest protection agreements.

                  (b) Notwithstanding the preceding binding arbitration provision, the Agent, on behalf of the Lenders, preserves certain remedies that may be exercised during a Dispute. The Agent, on behalf of the Lenders, shall have the right to proceed, and shall proceed at the direction of the Required Lenders, in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Credit Documents or under applicable law, (ii) all rights of self help including peaceful occupation of real property and collection of rents, set-off and peaceful possession of personal property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment and appointment of receiver, (iv) when applicable, a judgment by confession of judgment and (v) other remedies. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

                  (c) By execution and delivery of this Credit Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in Charlotte, Mecklenburg County, North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available. Each of the parties hereto irrevocably agrees that all process in any such arbitration proceedings or otherwise may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in
         Section 14.5 hereof or at such other address of which such party shall have been notified pursuant thereto, such service being hereby acknowledged by each party hereto to be effective and binding service in every respect. Each party hereto irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any such action or proceeding in any such jurisdiction. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any party to bring proceedings against the Borrower or any party hereto in any court or pursuant to arbitration proceedings in any other jurisdiction.

         14.5 Notices. Except as otherwise provided herein, all notices and correspondences hereunder shall be in writing and sent by certified or registered mail return receipt requested, or by overnight delivery service, with all charges prepaid, if to the Agent, then to First Union Commercial Corporation, One First Union Center, 301 South College Street, DC-5, Charlotte, North Carolina 28288-0737, Attention: Terri Lins, if to the Borrowers, then to Borrowers at 326 East Stadium Drive, Eden, North Carolina 27288, Attention: Tom Staab, and to any Lender, at the address set forth beneath the signature of such Lender contained herein, or by facsimile transmission, promptly confirmed in writing sent by first class mail, if to the Agent, at (704) 374-2703, and if to the Borrowers at (910) 627-3670 and if to any Lender at the facsimile number set forth beneath the signature of such Lender contained herein. All such notices and correspondence shall be deemed given (i) if sent by certified or registered mail, three (3) Business Days after being postmarked, (ii) if sent by overnight delivery service, when received at the above stated addresses or when delivery is refused and (iii) if sent by facsimile transmission, when receipt of such transmission is acknowledged; provided, that notices to the Agent shall not be effective until received.

         14.6  Assignability.

                  (a) No Borrower shall have the right to assign this Credit Agreement or any interest therein except with the prior written consent of the Agent.

                  (b) Any Lender may make, carry or transfer Loans at, to or for the account of, any of its branch offices or the office of an Affiliate of such Lender except to the extent such transfer would result in increased costs to the Borrowers.

                  (c) Each Lender may, with the consent of the Agent and the Company (in each case, such consent not to be unreasonably withheld or delayed and such consent of the Company only being required if no Event of Default then exists), but without the consent of any other Lender, assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Credit Agreement and the Notes; provided, that (i) for each such assignment, the parties thereto shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 to be paid by the assignee, (ii) no such assignment shall be for less than $5,000,000 of the Commitments and (iii) if such assignee is a Foreign Lender, all of the requirements of Section 2.7(b) shall have been satisfied as a condition to such assignment. Upon such execution and delivery of the Assignment and Acceptance to the Agent, from and

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         after the date specified as the effective date in the Assignment and
         Acceptance (the "Acceptance Date"), (x) the assignee thereunder shall be a party hereto, and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, such assignee shall have the rights and obligations of a Lender hereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than any rights it may have pursuant to Section 14.8 hereof which will survive) and be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto).

                  (d) By executing and delivering an Assignment and Acceptance, the assignee thereunder confirms and agrees as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers or the performance or observance by the Borrowers of any of its obligations under this Credit Agreement or any other instrument or document furnished pursuant hereto, (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the financial statements referred to in Section 7.1 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance,
         (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement, (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

                  (e) The Agent shall maintain at its address referred to in
         Section 14.5 hereof a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register and copies of each Assignment and Acceptance shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (f) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and (to evidence its approval of th assignee) the Company, together with the Revolving Note or Revolving Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers. Within five (5) Business Days after its receipt of such notice, the Borrowers shall execute and deliver to the Agent in exchange for the surrendered Revolving Note or Revolving Notes (which the assigning Lender agrees to promptly deliver to the Company) a new Revolving Note or Revolving Notes to the order of the assignee in an amount equal to the Commitment or Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment or Commitments hereunder, a new Revolving Note or Revolving Notes to the order of the assigning Lender in an amount equal to the Commitment or Commitments retained by it hereunder. Such new Revolving Note or Revolving Notes shall re-evidence the indebtedness outstanding under the old Revolving Notes or Revolving Notes and shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Note or Revolving Notes, shall be dated the Closing Date and shall otherwise be in substantially the form of the Revolving Note or Revolving Notes subject to such assignments.

                  (g) Each Lender may sell participations (without the consent of the Agent, the Borrowers or any other Lender) to one or more parties in or to all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Revolving Note or Revolving Notes held by it); provided, that (i) such Lender's obligations under this Credit Agreement (including, without limitation, its Commitments to the Borrowers hereunder) shall remain unchanged,
         (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Revolving Note for all purposes of this Credit Agreement, (iv) the Borrowers, the Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Credit Agreement and (v) such Lender shall not transfer, grant, assign or sell any participation under which the participant shall have rights to approve any amendment or waiver of this Credit Agreement except to the extent such amendment or waiver would require the consent of all the Lenders.

                  (h) Each Lender agrees that, without the prior written consent of the Borrowers and the Agent, it will not make any assignment or sell a participation hereunder in any manner or under any circumstances that would require registration or qualification of, or filings in respect of, any Loan, Revolving Note or other Obligation under the securities laws of the United States of America or of any jurisdiction.

                  (i) Subject to Section 14.20 hereof, in connection with the efforts of any Lender to assign its rights or obligations or to participate interests, such Lender may disclose any information in its possession regarding the Borrowers provided that such information and all copies thereof are returned to the Borrowers if such assignment or participation is not made.

         14.7 Information. The Borrowers hereby agree that the Agent and the Lenders may exchange any information concerning the Borrowers, including, without limitation, information relating to the creditworthiness of the Borrowers in the possession or control of the Agent or the Lenders, as the case may be; (i) with any of their respective affiliates,

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counsel or other representatives; provided, however, that any such exchange, and the nature, manner and extent thereof may be limited pursuant to any written confidentiality agreement governing the obligations of the Agent or the Lenders or such affiliate, as the case may be, with respect to such information; (provided, further, that neither the Agent nor any of the Lenders shall in any event furnish any such information to any competitor of the Borrowers or any customer of the Borrowers or any Person known by the Agent or any Lender to be contemplating an acquisition of any capital stock or assets of the Borrowers or any agent or affiliate of any of the foregoing, except with the prior written consent of the Borrowers or as required by applicable law or judicial order);
(ii) to any regulatory authority having jurisdiction over the Lender or (iii) to any other person, in connection with the exercise of the Lender's rights hereunder or, under any of the other Credit Documents.

         14.8 Payment of Expenses; Indemnification. The Borrowers agree to: (a) pay all reasonable out-of-pocket costs and expenses actually incurred by (i) the Agent in connection with (A) the negotiation, preparation, execution and delivery and administration of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of special counsel to the Agent and the fees and expenses of counsel for the Agent in connection with collateral issues), and (B) any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrowers under this Credit Agreement and (ii) the Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein, including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Agent and each of the Lenders (including the allocated costs of internal counsel). The Borrowers shall and hereby agree to indemnify, defend and hold harmless the Agent, the Issuing Bank and each of the Lenders and their respective directors, officers, agents, employees and counsel from and against (a) any and all losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred by any of them (except to the extent that it is finally judicially determined to have resulted from their own gross negligence or willful misconduct) arising out of or by reason of any litigations, investigations, claims or proceedings which arise out of or are in any way related to (i) this Credit Agreement, any Letter of Credit or the transactions contemplated thereby, (ii) any actual or proposed use by any Borrower of the proceeds of the Loans or (iii) the Agent's, the Issuing Bank's or the Lenders' entering into this Credit Agreement, the other Credit Documents or any other agreements and documents relating hereto, including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any such litigation, investigation, claim or proceeding or any advice rendered in connection with any of the foregoing and (b) any such losses, claims, damages, liabilities, deficiencies, judgments or expenses incurred in connection with any remedial or other action taken by any Borrower or any of the Lenders in connection with compliance by any Borrower or any of the Subsidiaries, or any of their respective properties, with any federal, state or local environmental laws, acts, rules, regulations, orders, directions, ordinances, criteria or guidelines. If and to the extent that the obligations of any Borrower hereunder are unenforceable for any reason, such Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The Borrowers' obligations hereunder shall survive any termination of this Credit Agreement and the other Credit Documents and the payment in full of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Credit Agreement. In addition, the Borrowers shall, upon demand, pay to the Agent and any Lender all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) actually paid or incurred by the Agent, the Issuing Bank or such Lender in (i) enforcing or defending its rights under or in respect of this Credit Agreement, the other Credit Documents or any other document or instrument now or hereafter executed and delivered in connection herewith, (ii) in collecting the Loans, (iii) in foreclosing or otherwise collecting upon the Collateral or any part thereof and
(iv) obtaining any legal, accounting or other advice in connection with any of the foregoing.

         14.9 Entire Agreement, Successors and Assigns. This Credit Agreement along with the other Credit Documents and the Fee Letter constitutes the entire agreement among the Borrowers, the Agent and the Lenders, supersedes any prior agreements among them, and shall bind and benefit the Borrowers and the Lenders and their respective successors and permitted assigns.

         14.10 Amendments, Etc. No amendment or waiver of any provision of this Credit Agreement or any other Credit Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, or if the Lenders shall not be parties thereto, by the parties thereto and consented to by the Required Lenders, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall unless in writing and signed by all the Lenders, do any of the following: (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii) increase the Letter of Credit Committed Amount, the Inventory Sublimit or the $15,000,000 amount with respect to Bill-and-Hold Accounts referred to in Section 2.1(b)(i),
(iii) except as otherwise expressly provided in this Agreement, reduce the principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder, (iv) postpone any date fixed for any payment in respect of principal of, or interest on, any Note or any Letter of Credit reimbursement obligations or any fees hereunder, (v) change the percentage of the Commitments, or any minimum requirement necessary for the Lenders or the Required Lenders to take any action hereunder, (vi) amend or waive this Section 14.10, or change the definition of Required Lenders, Borrowing Base, Eligible Accounts Receivable or Eligible Inventory, (vii) increase the advance rates set forth in subsections 2.1(b)(i)(B)(1) and 2.1(b)(i)(B)(2) or (vii) except as otherwise expressly provided in this Agreement, and other than in connection with the financing, refinancing, sale or other disposition of any asset of the Borrowers permitted under this Credit Agreement, release any Liens in favor of the Lenders on any of the Collateral and, provided, further, that no amendment, waiver or consent affecting the rights or duties of the Agent or the Issuing Bank under any Credit Document shall in any event be effective, unless in writing and signed by the Agent and/or the Issuing Bank, as applicable, in addition to the Lenders required hereinabove to take such action. Notwithstanding any of the foregoing to the contrary, the consent of the Borrowers shall not be required for any amendment, modification or waiver of the provisions of Article 13 (other than the provisions of Section 13.9). In addition, the Borrowers and the Lenders hereby authorize the Agent to modify this Credit Agreement by unilaterally amending or supplementing Schedule 1.1A from time to time in the manner requested by the Borrowers, the Agent or any Lender in order to reflect any assignments or transfers of the Loans as provided for hereunder; provided, however, that the Agent shall promptly deliver a copy of any such modification to the Borrowers and each Lender.

         14.11 Nonliability of Agent and Lenders. The relationship between any Borrower on the one hand and the Lenders and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower's business or operations.

         14.12 Independent Nature of Lenders' Rights. The amounts payable at any time hereunder to each Lender under such Lender's Revolving Note or Notes shall be a separate and independent debt.

         14.13 Counterparts. This Credit Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

         14.14 Effectiveness. This Credit Agreement shall become effective on the date on which all of the parties have signed a copy hereof (whether the same or different copies) and shall have delivered the same to the Agent pursuant to
Section 14.5 or, in the case of the Lenders, shall have given to the Agent written, telecopied or telex notice (actually received) at such office that the same has been signed and mailed to it.

         14.15 Severability. In case any provision in or obligation under this Credit Agreement or the Revolving Notes or the other Credit Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         14.16 Headings Descriptive. The headings of the several sections and subsections of this Credit Agreement, and the Table of Contents, are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

         14.17 Maximum Rate. Notwithstanding anything to the contrary contained elsewhere in this Credit Agreement or in any other Credit Document, the Borrowers, the Agent and the Lenders hereby agree that all agreements among them under this Credit Agreement and the other Credit Documents, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever shall the amount paid, or agreed to be paid, to the Agent or any Lender for the use, forbearance, or detention of the money loaned to any Borrower and evidenced hereby or thereby or for the performance or payment of any covenant or obligation contained herein or therein, exceed the Highest Lawful Rate. If due to any circumstance whatsoever, fulfillment of any provisions of this Credit Agreement or any of the other Credit Documents at the time performance of such provision shall be due shall exceed the Highest Lawful Rate, then, automatically, the obligation to be fulfilled shall be modified or reduced to the extent necessary to limit such interest to the Highest Lawful Rate, and if from any such circumstance any Lender should ever receive anything of value deemed interest by applicable law which would exceed the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount then outstanding hereunder or on account of any other then outstanding Obligations and not to the payment of interest, or if such excessive interest exceeds the principal unpaid balance then outstanding hereunder and such other then outstanding Obligations, such excess shall be refunded to the applicable Borrower. All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance, or detention of the Obligations and other indebtedness of the Borrowers to the Agent or any Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest on account of all such indebtedness does not exceed the Highest Lawful Rate throughout the entire term of such indebtedness. The terms and provisions of this Section shall control every other provision of this Credit Agreement and all agreements among the Borrowers, the Agent and the Lenders.

         14.18 Right of Setoff. In addition to and not in limitation of all rights of offset that any Lender or other holder of a Note may have under applicable law, each Lender or other holder of a Note shall, if any Event of Default has occurred and is continuing and whether or not such Lender or such holder has made any demand or the Obligations of any Borrower are matured, have the right to appropriate and apply to the payment of the Obligations of such Borrower all deposits (general or special, time or demand, provisional or final but excluding payroll or trust deposits) then or thereafter held by and, unless held in trust, other indebtedness or property then or thereafter owing by such Lender or other holder, including without limitation, any and all amounts in the FUCC Account. Any amount received as a result of the exercise of such rights shall be reallocated among the Lenders as set forth in Section 3.8 hereof.

         14.19  Concerning Joint and Several Liability of the Borrowers.

                  (a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

                  (b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

                  (c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation.

                  (d) The obligations of each Borrower under the provisions of this Section 14.19 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

                  (e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Loan made under this Agreement, notice of occurrence of any Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Lender under or in respect of any of the Obligations, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and


                                                                   Page 101


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         waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by any Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with the applicable laws or regulations thereunder which might, but for the provisions of this Section 14.19, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 14.19, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section 14.19 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 14.19 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Lender. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

                  (f) The provisions of this Section 14.19 are made for the benefit of the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 14.19 shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 14.19 will forthwith be reinstated in effect, as though such payment had not been made.

                  (g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the joint obligations of a Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).




                                                          Page 102


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                  (h) The Borrowers hereby agree, as among themselves, that if any Borrower shall become an Excess Funding Borrower (as defined below), each other Borrower shall, on demand of such Excess Funding Borrower (but subject to the next sentence hereof and to subsection (B) below), pay to such Excess Funding Borrower an amount equal to such Borrower's Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Borrower) of such Excess Payment (as defined below). The payment obligation of any Borrower to any Excess Funding Borrower under this Section 14.19(h) shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Borrower under the other provisions of this Agreement, and such Excess Funding Borrower shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof,
         (i) "Excess Funding Borrower" shall mean, in respect of any Obligations arising under the other provisions of this Agreement (hereafter, the "Joint Obligations"), a Borrower that has paid an amount in excess of its Pro Rata Share of the Joint Obligations; (ii) "Excess Payment" shall mean, in respect of any Joint Obligations, the amount paid by an Excess Funding Borrower in excess of its Pro Rata Share of such Joint Obligations; and (iii) "Pro Rata Share", for the purposes of this
         Section 14.19(h), shall mean, for any Borrower, the ratio (expressed as a percentage) of (A) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Borrower (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower hereunder) to (B) the amount by which the aggregate present fair saleable value of all assets and other properties of such Borrower and all of the other Borrowers exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Borrower and the other Borrowers hereunder) of such Borrower and all of the other Borrowers, all as of the Closing Date (if any Borrower becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 14.19(h) such subsequent Borrower shall be deemed to have been a Borrower as of the Closing Date and the information pertaining to, and only pertaining to, such Borrower as of the date such Borrower became a Borrower shall be deemed true as of the Closing Date).

         14.20 Confidentiality. The Agent and the Lenders agree to keep confidential (and to cause their respective affiliates, officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents furnished to the Agent or any such Lender by or on behalf of the Borrowers (whether before or after the Closing Date) which relates to the Borrower or any of its Subsidiaries (the "Information"). Notwithstanding the foregoing, the Agent and each Lender shall be permitted to disclose Information (a) to its affiliates, officers, directors, employees, agents and representatives in connection with its participation in any of the transactions evidenced by this Credit Agreement or any other Credit Documents or the administration of this Credit Agreement or any other Credit Documents; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or requested by any governmental authority (in each case after giving prior written notice to the Borrowers); (c) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Credit Agreement or any agreement entered into pursuant to clause (d) below, (ii) becomes available to the Agent or such Lender on a non-confidential basis from a source other than any Borrower which disclosure has been made without breach of an obligation of confidence owed to any Borrower or (iii) was available to the Agent or such Lender on a non- confidential basis prior to its disclosure to the Agent or such Lender by the Borrowers which

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disclosure has been made without breach of an obligation of confidence owed to any Borrower; (d) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first specifically agrees in a writing furnished to and for the benefit of the Borrowers to be bound by the terms of this Section 14.20; or (e) to the extent that the Borrowers shall have consented in writing to such disclosure. Nothing set forth in this Section 14.20 shall obligate the Agent or any Lender to return any materials furnished by the Borrowers.

         14.21 Attorney's Fees. Notwithstanding anything to the contrary herein or therein, any provision of this Credit Agreement or any other Credit Document requiring the Borrowers or any of them to pay the legal expenses or attorneys' fees of the Agent, any Lender or any other Person shall be construed so as to require only the payment of legal expenses and attorneys' fees actually incurred and determined on the basis of actual hours worked at normal hourly billing rates of counsel selected by and in the discretion of the Agent or such Lender or Person and not based upon any percentage of any amount owing or in dispute, premium, results achieved or any non-hourly charge.

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         IN WITNESS WHEREOF the parties hereto have caused this Credit Agreement to be executed and delivered by their proper and duly authorized officers as of the date set forth above.

                                            BORROWERS:

                                            FIELDCREST CANNON, INC.


                                            By:/s/ T. R. Staab
                                            Title: Chief Financial Officer


                                            CRESTFIELD COTTON COMPANY,


                                            By:/s/ T. R. Staab
                                            Title: Vice President and Treasurer


                                            ENCEE, INC.


                                            By:/s/ T. R. Staab
                                            Title: Vice President and Treasurer


                                            FCC CANADA, INC.


                                            By:/s/ T. R. Staab
                                            Title: Vice President and Treasurer


                                            FIELDCREST CANNON FINANCING, INC.


                                            By:/s/ John E. Setliff, Jr.
                                            Title: Vice President


                                            FIELDCREST CANNON LICENSING, INC.


                                            By:/s/ John E. Setliff, Jr.
                                            Title: Vice President






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                          FIELDCREST CANNON INTERNATIONAL, INC.


                          By:/s/ T. R. Staab
                          Title: Vice President and Treasurer



                          FIELDCREST CANNON SURE FIT, INC.


                          By:/s/ T. R. Staab
                          Title: Chief Financial Officer
                            and Vice President


                          FIELDCREST CANNON TRANSPORTATION, INC.


                          By:/s/ T. R. Staab
                          Title: President


                          ST. MARYS, INC.


                          By:/s/ T. R. Staab
                          Title: Vice President and Treasurer



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